Exhibit 10.22

AGREEMENT OF INVESTMENT AND MERGER

among:

TECHNE CORPORATION,

a Minnesota corporation;

RESEARCH AND DIAGNOSTIC SYSTEMS, INC.,

a Minnesota corporation;

CAYENNE MERGER SUB, INC.,

a Delaware corporation;

CYVEK, INC.,

a Delaware corporation;

and

CITRON CAPITAL LIMITED,

as the Stockholders’ Agent.

Dated as of April 1, 2014

AGREEMENT OF INVESTMENT AND MERGER

THIS AGREEMENT OF INVESTMENT AND MERGER (this “Agreement”) is made and entered into as of April 1, 2014, by and among: TECHNE CORPORATION, a Minnesota corporation (“Ultimate Parent”); RESEARCH AND DIAGNOSTIC SYSTEMS, INC., a Minnesota corporation (“Parent”); CAYENNE MERGER SUB, INC., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”); CYVEK, INC., a Delaware corporation (the “Company”); and CITRON CAPITAL LIMITED, solely in its capacity as the Stockholders’ Agent (as defined in Section 11.1). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A. Parent desires to make an equity investment in the Company on the date hereof in accordance with the terms and conditions set forth in this Agreement.

B. Additionally, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned Subsidiary of Parent. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

C. Ultimate Parent is the parent corporation of Parent and will be benefit from the consummation of the transactions contemplated hereby.

Agreement

The parties to this Agreement agree as follows:

1. DESCRIPTION OF INVESTMENT TRANSACTION

1.1 Issuance and Sale of Shares of Company Common Stock. Upon the terms and subject to the satisfaction and/or waiver of all of the conditions set forth in Sections 1.2 and 1.3 hereof, at the Investment Closing (as defined below), the Company shall issue and sell to Parent, and Parent shall purchase from the Company, 3,201,632 shares of Company Common Stock (the “Parent Shares”) in exchange for $10,000,000 (the “Investment Purchase Price”). The closing of the purchase and sale of the Parent Shares (the “Investment Closing”) shall take place remotely via the exchange of the requisite documents and signatures at 1:00 p.m. (Eastern time) on the second Business Day following the satisfaction and/or waiver of all of the conditions set forth in Sections 1.2 and 1.3 hereof, or such time and date as Parent and the Company may agree upon (which date is referred to in this Agreement as the “Investment Closing Date”). At the Investment Closing, the Company shall deliver to Parent a certificate, registered in the name of Parent, representing the Parent Shares against delivery to the Company by Parent of the Investment Purchase Price payable in immediately available funds by wire transfer to an account designated by the Company in writing.

1.2 Conditions Precedent to Investment Obligations of Parent. The obligation of Parent under this Agreement to purchase and pay for the Parent Shares at the Investment Closing is subject to the satisfaction, or waiver by Parent, at or prior to the Investment Closing, of each of the following conditions:

(a) each of the representations and warranties made by the Company in this Agreement shall be accurate in all material respects as of the Investment Closing Date as if made on and as of the Investment Closing Date;

(b) all of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Investment Closing shall have been complied with and performed in all material respects;

(c) the Company shall have delivered to Parent a certificate duly executed on behalf of the Company by the chief executive officer of the Company and containing the representation and warranty of the Company that the conditions set forth in Sections 1.2(a) and (b) have been duly satisfied;

(d) the Company shall have delivered to Parent a certificate of the Secretary of the Company dated the date of the Investment Closing and certifying: (i) that attached thereto is a true and complete copy of the bylaws of the Company as in effect on the date of such certification; (ii) that attached thereto is a true and complete copy of the certificate of incorporation of the Company as in effect on the date of such certification; and (iii) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement;

(e) the execution and delivery by each of the Company and Parent of the Joinder and Acknowledgment Agreement, dated the date of the Investment Closing (the “Joinder Agreement”), in the form of Exhibit C attached to this Agreement, which provides for, among other things, Parent becoming a party as an “Other Stockholder” to (i) that certain Right of First Refusal/Co-Sale Agreement, entered into as of January 28, 2010, by and among the Company and certain stockholders of the Company (as amended to date and as further amended from time to time in accordance with the terms thereof, the “ROFR Agreement”) and (ii) that certain Investors’ Rights Agreement, entered into as of January 28, 2010, by and among the Company and certain stockholders of the Company (as amended to date and as further amended from time to time in accordance with the terms thereof, the “Investors’ Rights Agreement”);

(f) the execution and delivery by each of the Company, Parent and the holders of at least a majority of the Company’s outstanding voting capital stock of the First Amendment to Amended and Restated Voting Agreement, dated the date of the Investment Closing (the “Voting Agreement Amendment”), in the form of Exhibit D attached to this Agreement, which provides for, among other things, Parent becoming a party as an “Other Stockholder” to that certain Amended and Restated Voting Agreement, entered into as of May 14, 2010, by and among the Company and certain stockholders of the Company (as amended to date, as amended by the Voting Agreement Amendment and as further amended from time to time in accordance with the terms thereof, the “Voting Agreement”);

(g) the Company shall have delivered to Parent certificates of good standing/legal existence issued by the Secretary of State of the States of Delaware and Connecticut dated within ten (10) days prior to the Investment Closing;

(h) the Company shall have adopted and filed with the Secretary of State of Delaware on or before the Investment Closing an amendment to the Company’s Certificate of Incorporation in the form of Exhibit E attached to this Agreement (the “Certificate Amendment”) and shall have delivered to Parent a copy of such filing certified by the Secretary of State of Delaware;

(i) the Company shall have delivered to Parent a stock certificate, registered in the name of Parent, representing the Parent Shares;

(j) the Company shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its securities with respect to the issuance of the Parent Shares;

(k) all other authorizations, approvals and consents that are required in connection with the issuance and sale of the Parent Shares pursuant to this Agreement shall be obtained and effective as of the Investment Closing;

(l) the Company shall have obtained the Required Merger Stockholder Votes, either at a special meeting of stockholders or pursuant to a written stockholder consent, all in accordance with the applicable requirements of the DGCL, and the Company shall have delivered evidence satisfactory to Parent of such Required Merger Stockholder Votes; and

(m) the Company shall have obtained Agreements of Stockholder from the Principal Securityholders, substantially in the form of Exhibit F attached to this Agreement (the “Agreements of Stockholder”).

1.3 Conditions Precedent to Investment Obligations of Company. The obligation of the Company under this Agreement to issue and sell the Parent Shares at the Investment Closing is subject to the satisfaction, or waiver by the Company, at or prior to the Investment Closing, of each of the following conditions:

(a) each of the representations and warranties made by Ultimate Parent, Parent and Merger Sub in this Agreement shall be accurate in all material respects as of the Investment Closing Date as if made on and as of the Investment Closing Date;

(b) all of the covenants and obligations that Ultimate Parent, Parent and Merger Sub are required to comply with or to perform at or prior to the Investment Closing shall have been complied with and performed in all material respects;

(c) Parent shall have delivered to the Company a certificate duly executed on behalf of Parent by an officer of Parent and containing the representation and warranty of Parent that the conditions set forth in Sections 1.3(a) and (b) have been duly satisfied;

(d) all authorizations, approvals and consents that are required in connection with the issuance and sale of the Parent Shares pursuant to this Agreement shall be obtained and effective as of the Investment Closing;

(e) Parent shall have delivered to the Company a certificate of an executive officer of Parent dated the date of the Investment Closing and certifying that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of each of Ultimate Parent, Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement;

(f) the execution and delivery by each of the Company and Parent of the Joinder Agreement;

(g) the execution and delivery by each of the Company, Parent and the holders of at least a majority of the Company’s outstanding voting capital stock of the Voting Agreement Amendment; and

(h) the Company shall have received payment of the Investment Purchase Price in immediately available funds by wire transfer to an account designated by the Company in writing.

2. DESCRIPTION OF MERGER TRANSACTION

2.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, at the Effective Time (as defined in Section 2.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation” (all references in this Agreement to the “Company” shall mean the “Surviving Corporation” after the Effective Time) and a wholly-owned Subsidiary of Parent.

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

2.3 Merger Closing; Effective Time. The consummation of the Merger and the transactions related to the Merger contemplated by this Agreement (the “Merger Closing”) shall take place remotely via the exchange of the requisite documents and signatures at 1:00 p.m. (Eastern time) on a date to be designated by Parent, which shall be no later than the first Business Day of the first month that is no less than thirty (30) days and no greater than sixty (60) days after the date that the Company provides written notice of the Commercial Milestone Achievement (as defined below) to Parent (subject to the satisfaction or waiver of the other conditions set forth in Sections 7 and 8 (other than conditions to be satisfied by the delivery of documents by the parties or the delivery of funds by Parent at the Merger Closing, but subject to the satisfaction or waiver of such conditions at the Merger Closing)) or at such time and date as Parent and Company may agree upon. The date on which the Merger Closing actually takes place is referred to in this Agreement as the “Merger Closing Date.” Contemporaneously with the Merger Closing, a properly executed certificate of merger (the “Certificate of Merger”) conforming to the requirements of the DGCL shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective as of the time that the Certificate of Merger is filed and accepted by the Secretary of State of the State of Delaware (the “Effective Time”).

2.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation immediately following the Effective Time shall be amended and restated in its entirety to be the same as the certificate of incorporation of Merger Sub immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to the name of the Company and (ii) the identity of the incorporator shall be deleted;

(b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c) the directors of Merger Sub shall become the directors of the Surviving Corporation as of the Effective Time and officers of Merger Sub shall become the officers of the Surviving Corporation as of the Effective Time, in their respective positions as with Merger Sub.

2.5 Aggregate Merger Consideration.

(a) Certain Definitions. For purposes of this Agreement:

“Additional Closing Payment Adjustment Payment” is defined in Section 2.5(c)(iv)(B).

“Additional Closing Payment Adjustment Payment Per FD Share” is defined in Section 2.5(c)(iv)(B).

“Aggregate Exercise Amount” means the aggregate dollar amount payable to the Company as purchase price for the exercise of all Outstanding Options and Outstanding Warrants.

“Aggregate Liquidation Preference Amount” means the sum of:

(A) the aggregate Series A Preference Per Share Amount sum in respect of all shares of Outstanding Series A Preferred Stock; plus

(B) the aggregate Series B Preference Per Share Amount sum in respect of all shares of Outstanding Series B Preferred Stock; plus

(C) the aggregate Series C Preference Per Share Amount sum in respect of all shares of Outstanding Series C Preferred Stock; plus

(D) the aggregate Series D Preference Per Share Amount sum in respect of all shares of Outstanding Series D Preferred Stock.

“Aggregate Merger Consideration” is defined in Section 2.5(b)(i).

“Aggregate Residual Amount” means the sum of: (A) the Grossed Up Closing Payment, minus (B) the Aggregate Liquidation Preference Amount.

“Approved Arbitrators” is defined in Section 2.5(f)(i).

“Arbitrator” is defined in Section 2.5(f)(i).

“Cash on Hand” means as of the Merger Closing Date all cash and cash equivalents of the Company, determined in accordance with GAAP. For the avoidance of doubt, Cash on Hand will be calculated net of issued but uncleared checks and drafts of the Company and will include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company.

“Closing Payment Adjustment Amount” amount means the sum of the following (which may be a positive or negative number):

(A) the Cash on Hand (which may be a positive or negative number); minus

(B) the amount of the Company’s Indebtedness as of the Merger Closing Date; minus

(C) the Company Transaction-Based Amounts.

“Closing Payment” means:

(A) $60,000,000; plus

(B) the Estimated Closing Payment Adjustment Amount (which may be a positive or negative number).

“Closing Payment Adjustment Statement” is defined in Section 2.5(c)(ii).

“Company Stock Certificates” is defined in Section 2.9(d).

“Company Transaction-Based Amounts” means all of the following amounts payable by the Company to third parties that were incurred by the Company but unpaid as of the Merger Closing Date in connection with the consummation of the transactions contemplated by this Agreement (to the extent unpaid as of the Merger Closing Date): (A) all of the legal, accounting, tax, financial advisory, environmental consultants and other professional or transaction related third party costs, fees and expenses in connection with this Agreement or in investigating, pursuing or completing the transactions contemplated hereby; (B) all unpaid amounts payable to third parties in order for the Company to obtain any consents or approvals in connection with the transactions contemplated by this Agreement; (C) all payments, bonuses or severance obligations of the Company to Company Employees and directors and consultants of the Company that exist at the Effective Time which become due solely as a result of the Merger Closing; (D) payroll, employment or other Taxes, if any, required to be paid by the Company with respect to the amounts payable pursuant to clauses (A), (B) and (C); (E) the Tail Insurance; and (F) all fees, costs and expenses payable by the Company to third parties in connection with any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement prior to the Merger Closing Date, subject, in the case of any filing fees payable under the HSR Act, to the last sentence of Section 6.1(a).

“Conversion Ratio” means the number of shares of Company Common Stock issuable upon conversion of one share of Preferred Stock, as follows:

(A) The number of shares of Company Common Stock issuable upon conversion of one share of Series A Preferred Stock (the “Series A Conversion Ratio”), which Series A Conversion Ratio is 1.0 as of the date of this Agreement;

(B) The number of shares of Company Common Stock issuable upon conversion of one share of Series B Preferred Stock (the “Series B Conversion Ratio”), which Series B Conversion Ratio is 1.246106 as of the date of this Agreement

(C) The number of shares of Company Common Stock issuable upon conversion of one share of Series C Preferred Stock (the “Series C Conversion Ratio”), which Series C Conversion Ratio is 1.0 as of the date of this Agreement; and

(D) The number of shares of Company Common Stock issuable upon conversion of one share of Series D Preferred Stock (the “Series D Conversion Ratio”), which Series D Conversion Ratio is 1.0 as of the date of this Agreement.

“Dissenting Shares” is defined in Section 2.8(a).

“Dividend Amount Per Share” means all accrued but unpaid dividends on each share of Outstanding Preferred Stock as of the Merger Closing Date, including:

(A) with respect to each share of Outstanding Series B Preferred Stock, an amount equal to eight percent (8%) per annum of the Series B Preference Per Share Amount from the original issue date of such share through the Merger Closing Date, compounded annually (“Series B Dividend Amount Per Share”);

(B) with respect to each share of Outstanding Series C Preferred Stock, an amount equal to eight percent (8%) per annum of the Series C Preference Per Share Amount from the original issue date of such share through the Merger Closing Date, compounded annually (“Series C Dividend Amount Per Share”); and

(C) with respect to each share of Outstanding Series D Preferred Stock, an amount equal to eight percent (8%) per annum of the Series D Preference Per Share Amount from the original issue date of such share through the Merger Closing Date, compounded annually (“Series D Dividend Amount Per Share”);

provided, that it is acknowledged that there shall be no Dividend Amount Per Share with respect to Series A Preferred Stock.

“Escrow Amount” means $6,000,000.

“Escrow Contribution Amount Per FD Non-Dissenting Share” means an amount determined by dividing:

(A) the Escrow Amount; by

(B) the sum of:

(1) the aggregate number of shares of Outstanding Common Stock held by the Non-Dissenting Stockholders; plus

(2) the aggregate number of shares of Company Common Stock that are issuable upon the conversion of the shares of Outstanding Preferred Stock held by the Non-Dissenting Stockholders; plus

(3) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to Outstanding Options and Outstanding Common Warrants immediately prior to the Effective Time; plus

(4) the aggregate number of shares of Company Common Stock issuable upon conversion of all shares of Company Preferred Stock purchasable under or otherwise subject to Outstanding Preferred Warrants immediately prior to the Effective Time.

“Escrow FD Number” means an amount equal to the sum of:

(A) the aggregate number of shares of Outstanding Common Stock held by the Non-Dissenting Stockholders immediately prior to the Effective Time; plus

(B) the aggregate number of shares of Company Common Stock that are issuable upon the conversion of the shares of Outstanding Preferred Stock held by the Non-Dissenting Stockholders immediately prior to the Effective Time; plus

(C) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to Outstanding Options and Outstanding Common Warrants immediately prior to the Effective Time; plus

(D) the aggregate number of shares of Company Common Stock issuable upon conversion of all shares of Company Preferred Stock purchasable under or otherwise subject to Outstanding Preferred Warrants immediately prior to the Effective Time.

“Estimated Closing Payment Adjustment Amount” is defined in Section 2.5(c)(i).

“Final Closing Payment Adjustment Amount” is defined in Section 2.5(c)(iv).

“Full Initial Earn-Out Amount” means $35,000,000.

“Fully Diluted Company Share Number” means the sum of, without duplication:

(A) the aggregate number of shares of Outstanding Common Stock immediately prior to the Effective Time; plus

(B) the aggregate number of shares of Company Common Stock that are issuable upon the conversion of the shares of Outstanding Preferred Stock immediately prior to the Effective Time; plus

(C) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to Outstanding Options and Outstanding Common Warrants immediately prior to the Effective Time, plus

(D) the aggregate number of shares of Company Common Stock issuable upon conversion of Company Preferred Stock purchasable under or otherwise subject to Outstanding Preferred Warrants immediately prior to the Effective Time.

For purposes of clarification, no shares of Company Capital Stock owned by Ultimate Parent, Parent, Merger Sub, the Company (including all shares of Company Capital Stock held in treasury) or any direct or indirect Subsidiary of Ultimate Parent, Parent, Merger Sub or the Company shall be included in the calculation of the Fully Diluted Company Share Number.

“Grossed Up Closing Payment” means the sum of:

(A) the Closing Payment; plus

(B) the Aggregate Exercise Amount.

“Initial Earn-Out Amount” means:

(A) if an Initial Earn-Out Trigger Event occurs at any time before the Initial Earn-Out Outside Date, the Full Initial Earn-Out Amount, and

(B) if an Initial Earn-Out Trigger Event does not occur prior to the Initial Earn-Out Outside Date, the Reduced Initial Earn-Out Amount.

“Initial Earn-Out Amount Per FD Share” means the quotient of (A) Initial Earn-Out Amount, divided by (B) the Fully Diluted Company Share Number.

“Initial Earn-Out Outside Date” means the date that is thirty (30) months after the Merger Closing Date.

“Initial Earn-Out Trigger Event” means the earliest to occur, following the Merger Closing and through the Initial Earn-Out Outside Date, of:

(A) the time at which the Company, the Ultimate Parent, Parent and/or their Affiliates have recognized an aggregate of $10,000,000 of Revenue during the period commencing with the Investment Closing Date through and including the Initial Earn-Out Outside Date (the “$10,000,000 Revenue Target”);

(B) the consummation of (1) any transaction or series of related transactions (including, without limitation, any reorganization, share exchange, consolidation or merger) (x) in which the holders of the outstanding capital stock of the Ultimate Parent, Parent, Surviving Corporation or any of the Specified Parent Affiliates immediately before the first such transaction do not, immediately after any other such transaction, retain stock or other equity interests representing at least a majority of the voting power of the surviving entity of such transaction or (y) in which at least a majority of the outstanding capital stock of the Ultimate Parent, Parent, Surviving Corporation or any Specified Parent Affiliate is transferred; or (2) any sale, transfer or assignment of (x) all or substantially all of the assets of the Ultimate Parent, Parent, Surviving Corporation or any Specified Affiliate or (y) any of the material Specified Assets; provided, that sale, transfer or assignment for purposes of this clause (B)(2) will not include (i) any sale of any Products in the ordinary course of business, (ii) any grant of a license to or entrance into any license with any Person as long as all of the consideration received by the Ultimate Parent, Parent, Surviving Corporation and the Specified Parent Affiliates from the license of the applicable Product or other Specified Asset is included in Revenue or (iii) any pledge, grant of any security interest, or grant of any other Encumbrance to any Person on all or substantially all of such assets contemplated under (x) or any of such material Specified Assets under (y) to secure obligations under any credit facility, loan transaction, or other commercial finance arrangement with such Person to the extent that such Person has not sold, disposed of, or taken title to such assets; provided, further, that any transaction or transactions described in this clause (B) that are solely among Ultimate Parent, Parent, the Surviving Corporation, the Specified Parent Affiliates and/or any of their respective Affiliates and are not effected for the purpose of frustrating the rights of the Securityholders or the payment of the Aggregate Merger Consideration will not constitute an Initial Earn-Out Change of Control Trigger Event (the events in this clause (B), an “Initial Earn-Out Change of Control Trigger Event”); and

(C) any breach of any of the provisions of Section 2.5(e)(viii) by Ultimate Parent, Parent, Surviving Corporation or any of their Affiliates (the event in this clause (C), an “Initial Earn-Out Breach Trigger Event”).

“Letter of Transmittal” is defined in Section 2.9(b).

“Notice of Closing Payment Adjustment Disagreement” is defined in Section 2.5(c)(ii).

“Notice of Quarterly Revenue Disagreement” is defined in Section 2.5(d)(i).

“Notice of 2020 Earn-Out Disagreement” is defined in Section 2.5(e)(ii).

“Outstanding Capital Stock” means:

(A) all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time other than those referred to in Section 2.6(a)(vi) (the “Outstanding Common Stock”); plus

(B) all shares of Company Preferred Stock outstanding immediately prior to the Effective Time other than those referred to in Section 2.6(a)(vi) (the “Outstanding Preferred Stock”), including:

(1) all shares of Series A Preferred Stock outstanding immediately prior to the Effective Time (“Outstanding Series A Preferred Stock”);

(2) all shares of Series B Preferred Stock outstanding immediately prior to the Effective Time (“Outstanding Series B Preferred Stock”);

(3) all shares of Series C Preferred Stock outstanding immediately prior to the Effective Time (“Outstanding Series C Preferred Stock”); and

(4) all shares of Series D Preferred Stock outstanding immediately prior to the Effective Time (“Outstanding Series D Preferred Stock”).

“Outstanding Common Warrants” is defined in Section 2.7(c).

“Outstanding Options” is defined in Section 2.7(a).

“Outstanding Preferred Warrants” is defined in Section 2.7(d).

“Outstanding Warrants” means Outstanding Common Warrants and Outstanding Preferred Warrants.

“Payment Agent” is defined in Section 2.9(a).

“Payment Fund” is defined in Section 2.9(a).

“Preference Per Share Amount” means an amount per share of Outstanding Preferred Stock as follows:

(A) for Series A Preferred Stock, $0.25 (the “Series A Preference Per Share Amount”);

(B) for Series B Preferred Stock, the sum of (x) $1.04 plus (y) the Series B Dividend Amount Per Share (the “Series B Preference Per Share Amount”);

(C) for Series C Preferred Stock, the sum of (x) $1.72 plus (y) the Series C Dividend Amount Per Share (the “Series C Preference Per Share Amount”); and

(D) for Series D Preferred Stock, the sum of (x) $1.84 plus (y) the Series D Dividend Amount Per Share (the “Series D Preference Per Share Amount”).

“Products” means all of:

(A) (1) the Company’s products (including instruments and cartridges) as in existence at the time of the Merger Closing Date (the “Closing Date Products”); (2) all products that are developed by, or on behalf of, the Ultimate Parent, Parent or the Surviving Corporation or any of their Affiliates after the Merger Closing Date (i) that are developed or derived from, or arise out of, any of the Closing Date Products (including instruments and cartridges), (ii) that utilize or incorporate any of the Company IP or other Intellectual Property owned by the Company as in existence at the time of the Merger Closing Date (the “Closing Date Company IP”) or (iii) that utilize or incorporate any Intellectual Property and/or Intellectual Property Rights developed by, or on behalf of, the Ultimate Parent, Parent or the Surviving Corporation or any of their Affiliates after the Merger Closing Date, where such Intellectual Property or Intellectual Property Rights are developed or derived from, or arise out of, any of the Closing Date Company IP; and (3) the antibodies, buffers, multiplex protein controls and calibrators physically included in any such cartridges or intended to be exclusively used in conjunction with such cartridges; and

(B) (1) the automated multiplex instruments and cartridges for such automated multiplex instruments of Parent and its Affiliates used for protein detection that do not otherwise fall under paragraph (A)(2) above and that were developed with the assistance of employees of the Company who remain employed by the Surviving Corporation, the Ultimate Parent, Parent or any of their Affiliates following the Merger Closing Date; and (2) the antibodies, buffers, multiplex protein controls and calibrators physically included in any such cartridges or intended to be exclusively used in conjunction with such cartridges;

provided that for purposes of determining the 2020 Earn-Out Amount, the definition of Products shall be limited to the products set forth in clause (A) only.

“Quarterly Revenue Statement” is defined in Section 2.5(d)(i).

“Reduced Initial Earn-Out Amount” means the product of:

(A) $35,000,000 multiplied by

(B) the quotient of (1) the aggregate amount of Revenue recognized by the Company, the Ultimate Parent, Parent and/or their Affiliates during the period commencing with the Investment Closing Date through and including the Initial Earn-Out Outside Date, divided by (2) $10,000,000;

provided, that the Reduced Initial Earn-Out Amount will not exceed $35,000,000.

“Residual Per FD Share Amount” means the quotient of: (A) the Aggregate Residual Amount, divided by (B) the Fully Diluted Company Share Number.

“Revenue” means all gross revenue from the sale, lease, license or rental of any Product (and shall include all amounts paid or payable to Ultimate Parent, Parent, Surviving Corporation, or any of their Affiliates in respect of any rights or licenses granted to any Person to any of the Specified Assets including, without limitation, all upfront, royalty, commercialization, territory, minimums, guarantees, milestone and other payments) and all revenue from the performance of any Service, all as determined in accordance with GAAP.

“Service” means any customization or other service performed in connection with, or related to, any of the Products including, without limitation, any assay development or other customization of the assays for use with the Products.

“Specified Assets” means (A) as used in the definitions of “Initial Earn-Out Trigger Event,” “Revenue” and “Specified Parent Affiliates,” any of the Products specified in paragraphs (A)(1), (A)(2) and (B) of the definition of “Products,” any rights to any of such Products or any Intellectual Property or Intellectual Property Rights covering such Products, whether such Intellectual Property or Intellectual Property Rights are in existence at the time of the Merger Closing Date or are developed by, or on behalf of, the Ultimate Parent, Parent or the Surviving Corporation or any of their Affiliates after the Merger Closing Date, and (B) as used in Section 2.5(e)(vii), the Products specified in paragraphs (A)(1) and (A)(2) of the definition of “Products,” any rights to any of such Products or any Intellectual Property or Intellectual Property Rights covering such Products, whether such Intellectual Property or Intellectual Property Rights are in existence at the time of the Merger Closing Date or are developed by, or on behalf of, the Ultimate Parent, Parent or the Surviving Corporation or any of their Affiliates after the Merger Closing Date; provided, that, in any case, Specified Assets does not and will not include any Products referred to in paragraphs (A)(3) and (B)(2) of the definition of “Products,” whether or not incorporated into or used with any Product.

“Specified Parent Affiliates” means any Affiliate of Ultimate Parent, Parent or the Surviving Corporation that holds any Specified Assets.

“Stockholders Expense Escrow Contribution Amount Per FD Non-Dissenting Share” means an amount determined by dividing:

(A) the Stockholder Expense Fund Initial Amount; by

(B) the Escrow FD Number.

“2020 Earn-Out Amount” means an amount equal to the product of:

(A) fifty percent (50%) multiplied by

(B) the positive difference, if any, of:

(1) the amount of Revenue recognized by the Surviving Corporation, the Ultimate Parent, Parent and/or their Affiliates during the 2020 calendar year, less

(2) $100,000,000.

“2020 Earn-Out Amount Per FD Share” means the quotient of: (A) the 2020 Earn-Out Amount divided by (B) the Fully Diluted Company Share Number.

“2020 Earn-Out Statement” is defined in Section 2.5(e)(ii).

(b) Aggregate Merger Consideration.

(i) Aggregate Merger Consideration. Notwithstanding anything in this Agreement to the contrary, the total amounts payable by Parent under this Agreement in respect of the Outstanding Capital Stock, Outstanding Options and Outstanding Warrants in connection with the Merger shall not exceed the Aggregate Merger Consideration and shall not be less than the Aggregate Merger Consideration. “Aggregate Merger Consideration” means:

(A) The Closing Payment, plus

(B) The Closing Payment Adjustment True-Up Amount, plus

(C) The Initial Earn-Out Amount; plus

(D) The 2020 Earn-Out Amount.

(ii) Illustration. Solely for illustration purposes, attached hereto as Schedule 2.5(b)(ii) is an illustration of the computation and allocation of the Aggregate Merger Consideration based on the assumptions set forth therein. To the extent of any conflict between Schedule 2.5(b)(ii) and this Agreement, the terms of this Agreement shall control and prevail.

(iii) Payment Agent. The Aggregate Merger Consideration shall be determined and paid as set forth in this Agreement. From amounts paid to the Payment Agent, the Payment Agent shall then pay to each Securityholder such Securityholder’s share thereof. Each Securityholder’s share of the Aggregate Merger Consideration shall be determined in accordance with Sections 2.5, 2.6 and 2.7; provided, however, that (A) in no event will the total amount payable by Parent (including the amounts payable for the Dissenting Shares) exceed the Aggregate Merger Consideration even if applicable of the per share computations might result in additional amounts (in such event, such computations shall merely be used to determine the relevant portions of the Aggregate Merger Consideration otherwise payable) and (B) in no event will the total amount payable by Parent be less than the Aggregate Merger Consideration even if applicable of the per share computations might result in lesser amounts (in such event, such computations shall merely be used to determine the relevant portions of the Aggregate Merger Consideration otherwise payable). Once amounts have been paid by Parent to the Payment Agent, Parent shall have no further obligations with respect thereto, including to assure that the Payment Agent pays the applicable amount to each Securityholder.

(iv) Closing Payment. With respect to the Closing Payment:

(A) At the Merger Closing, Parent shall pay in immediately available funds the Closing Payment less the Escrow Amount and the Stockholder Expense Fund Initial Amount to the Payment Agent. The Payment Agent shall then pay to each Securityholder such Securityholder’s share thereof as determined in accordance with Sections 2.5, 2.6 and 2.7.

(B) At the Merger Closing, Parent shall pay in immediately available funds the Escrow Amount to the Escrow Agent, which shall be held as part of the Escrow Fund. The Escrow Fund shall be held and disbursed by the Escrow Agent in accordance with the terms of this Agreement and the terms of the Escrow Agreement; shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or other judicial process of any creditor of any Person; and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement. Any payments to or for the account of the Securityholders from the Escrow Fund shall be paid to each Securityholder based on such Securityholder’s share thereof as determined in accordance with Sections 2.5, 2.6 and 2.7. Once the Escrow Amount has been paid by Parent to the Escrow Agent, Parent shall have no further obligations to assure that the Escrow Agent pays the applicable amount to each Securityholder.

(C) At the Merger Closing, Parent shall pay in immediately available funds the Stockholder Expense Fund Initial Amount to the Stockholder Expense Fund Agent, which shall be held as part of the Stockholder Expense Fund. The Stockholder Expense Fund shall be held and disbursed by the Stockholder Expense Fund Agent in accordance with the terms of the Stockholder Expense Fund Agreement. Any payments to or for the account of the Securityholders from the Stockholder Expense Fund shall be paid to each Securityholder based on such Securityholder’s share thereof as determined in accordance with Sections 2.5, 2.6 and 2.7. Once the Stockholder Expense Fund Initial Amount has been paid by Parent to the Stockholder Expense Fund Agent, Parent shall have no further obligations with respect thereto, including to assure that the Stockholder Expense Fund Agent pays the applicable amount to each Securityholder.

(v) Closing Payment Adjustment Amount True-Up. After the Merger Closing, the Closing Payment Adjustment Amount shall be trued-up and the Closing Payment Adjustment True-Up Amount shall be paid in accordance with Section 2.5(c) below.

(vi) Initial Earn-Out Amount. After the Merger Closing, the Initial Earn-Out Amount, if any, shall be determined and paid to the Payment Agent in accordance with Section 2.5(d) below. The Payment Agent shall then pay to each Securityholder such Securityholder’s share thereof as determined in accordance with Sections 2.5, 2.6 and 2.7.

(vii) 2020 Earn-Out Amount. After the Merger Closing, the 2020 Earn-Out Amount, if any, shall be determined and paid to the Payment Agent in accordance with Section 2.5(e) below. The Payment Agent shall then pay to each Securityholder such Securityholder’s share thereof as determined in accordance with Sections 2.5, 2.6 and 2.7.

(c) Closing Payment Adjustment Amount.

(i) Estimated Closing Payment Adjustment Statement. Not later than three (3) Business Days before the Merger Closing Date, the Company shall deliver to Parent a statement prepared in good faith by the Company of the estimated Closing Payment Adjustment Amount (including calculations of each of estimated Cash on Hand, Indebtedness and Company Transaction-Based Amounts) (the “Estimated Closing Payment Adjustment Amount”).

(ii) Closing Payment Adjustment Statement. Not later than sixty (60) days after the Merger Closing Date, Parent shall prepare and deliver to the Stockholders’ Agent a statement for the detailed calculation of the actual Closing Payment Adjustment Amount (including calculations of each of Cash on Hand, Indebtedness and Company Transaction-Based Amounts) (the “Closing Payment Adjustment Statement”). The Closing Payment Adjustment Statement shall become final and binding upon Parent, the Stockholders’ Agent and the Securityholders on the date that is the earlier of (A) the date that the Stockholders’ Agent delivers written notice to Parent of the Stockholders’ Agent’s agreement to the Closing Payment Adjustment Statement and (B) the date that is forty-five (45) days following receipt of the Closing Payment Adjustment Statement by the Stockholders’ Agent unless the Stockholders’ Agent gives written notice of the Stockholders’ Agent’s disagreement (“Notice of Closing Payment Adjustment Disagreement”) to Parent prior to such date. The Notice of Closing Payment Adjustment Disagreement shall specify in reasonable detail the items in the Closing Payment Adjustment Statement with which the Stockholders’ Agent disagrees and the Stockholders’ Agent proposed computation of the Closing Payment Adjustment Amount based on such items.

(iii) Finalization. If a Notice of Closing Payment Adjustment Disagreement is received by Parent in a timely manner, then the Closing Payment Adjustment Statement (as revised in accordance with Section 2.5(f), if applicable)

shall become final and binding on Parent, the Stockholders’ Agent and the Securityholders on the earlier of (A) the date upon which the Stockholders’ Agent and Parent agree in writing with respect to all matters specified in the Notice of Closing Payment Adjustment Disagreement and (B) the date upon which the Closing Payment Adjustment Amount is determined by the Arbitrator in accordance with Section 2.5(f).

(iv) Closing Payment Adjustment True-Up Amount. Within five (5) Business Days after final determination of the final Closing Payment Adjustment Amount (the “Final Closing Payment Adjustment Amount”), a true-up payment shall be made to or by Parent as follows (as applicable, the “Closing Payment Adjustment True-Up Amount” which will be a negative number if amounts are payable to Parent and a positive number if amounts are payable by Parent):

(A) if the Final Closing Payment Adjustment Amount is less than the Estimated Closing Payment Adjustment Amount, then the Closing Payment will be decreased by the difference between the Estimated Closing Payment Adjustment Amount and the Final Closing Payment Adjustment Amount and, as a result, Parent and the Stockholders’ Agent shall promptly deliver joint written instructions to the Escrow Agent, instructing the Escrow Agent to disburse from the Escrow Fund to Parent an amount of cash equal to the amount of such difference, and

(B) if the Final Closing Payment Adjustment Amount is greater than the Estimated Closing Payment Adjustment Amount, then the Closing Payment will be increased by the difference between the Final Closing Payment Adjustment Amount and the Estimated Closing Payment Adjustment Amount and, as a result, Parent shall pay to the Payment Agent an amount of cash equal to the amount of such difference (such aggregate amount, the “Additional Closing Payment Adjustment Payment” and the Additional Closing Payment Adjustment Amount divided by the Fully Diluted Company Share Number, the “Additional Closing Payment Adjustment Payment Per FD Share”). The Payment Agent shall then pay to each Securityholder such Securityholder’s share thereof as determined in accordance with Sections 2.5, 2.6 and 2.7. Notwithstanding the foregoing, from any such amounts otherwise payable with respect to Outstanding Options, such amounts may be paid in accordance with Section 2.7(a)(vi).

(d) Initial Earn-Out Amount.

(i) Quarterly Revenue Statement. Commencing with the calendar quarter in which the Merger Closing Date occurs until the calendar quarter in which the Initial Earn-Out Outside Date occurs, within forty-five (45) days after the end of each calendar quarter, Parent shall provide the Stockholders’ Agent with a written report setting forth the cumulative amount of Revenues recognized during such calendar quarter together with reasonably detailed information related to the calculation of such Revenue (the “Quarterly Revenue Statement”); provided, that the initial Quarterly Revenue Statement shall also include Revenues recognized by the Company after the Investment Closing Date through the end of the calendar quarter in which the Merger Closing Date occurs. The Quarterly Revenue Statement shall become final and binding upon Parent, the Stockholders’ Agent and the Securityholders on the date that is the earlier of (A) the date that the Stockholders’ Agent delivers written notice to Parent of the Stockholders’ Agent’s agreement to the Quarterly Revenue Statement and (B) the date that is forty-five (45) days following receipt of the Quarterly Revenue Statement by the Stockholders’ Agent, unless the Stockholders’ Agent gives written notice of the Stockholders’ Agent’s disagreement (“Notice of Quarterly Revenue Disagreement”) to Parent prior to such date. The Notice of Quarterly Revenue Disagreement shall specify in reasonable detail the items in the Quarterly Revenue Statement with which the Stockholders’ Agent disagrees, and the Stockholders’ Agent’s proposed computation of the Revenue for the period subject to such Quarterly Revenue Statement based on such items; provided, that, to the extent a Quarterly Revenue Statement does not provide sufficiently detailed information for the Stockholders’ Agent to compute Revenue for the applicable period, then Stockholders’ Agent may submit a Notice of Quarterly Revenue Disagreement without such computation.

(ii) Finalization. If a Notice of Quarterly Revenue Disagreement is received by Parent in a timely manner, then the Quarterly Revenue Statement (as revised in accordance with Section 2.5(f), if applicable) shall become final and binding on Parent, the Stockholders’ Agent and the Securityholders on the earlier of (A) the date upon which the Stockholders’ Agent and Parent agree in writing with respect to all matters specified in the Notice of Quarterly Revenue Disagreement and (B) the date upon which the final Revenue for the period subject to such Quarterly Revenue Statement is finally determined by the Arbitrator in accordance with Section 2.5(f).

(iii) Payment of Full Initial Earn-Out Amount upon achievement of the $10,000,000 Revenue Target. Within five (5) Business Days after the earlier of (A) notice from Parent to the Stockholders’ Agent that the $10,000,000 Revenue Target has been reached or (B) it has been finally determined that the $10,000,000 Revenue Target has been reached, Parent shall pay the Full Initial Earn-Out Amount to the Payment Agent. The Payment Agent shall then pay to each Securityholder such Securityholder’s share thereof as determined in accordance with Sections 2.5, 2.6 and 2.7. Notwithstanding the foregoing, from any such amounts otherwise payable with respect to Outstanding Options, such amounts may be paid in accordance with Section 2.7(a)(vi).

(iv) Payment of Earn-Out Amount Upon a Change of Control. If an Initial Earn-Out Change of Control Trigger Event has occurred at any time prior to the Earn-Out Outside Date, then within five (5) Business Days after such event has occurred, Parent shall pay the Full Initial Earn-Out Amount to the Payment

Agent. The Payment Agent shall then pay to each Securityholder such Securityholder’s share thereof as determined in accordance with Sections 2.5, 2.6 and 2.7. Notwithstanding the foregoing, from any such amounts otherwise payable with respect to Outstanding Options, such amounts may be paid in accordance with Section 2.7(a)(vi).

(v) Payment of Earn-Out Amount For Breach of Covenant. If an Initial Earn-Out Breach Trigger Event has occurred at any time prior to the Earn-Out Outside Date and Stockholders’ Agent discovers such Initial Earn-Out Breach Trigger Event prior to the Earn-Out Outside Date, then Stockholders’ Agent must give written notice to Parent of the same (the “Breach Notice”). Parent will have a period of ten (10) days following receipt of the Breach Notice to cure such breach (the “Cure Period”). If Parent has not cured such breach as of the last day of the Cure Period, then Parent shall pay the Full Initial Earn-Out Amount to the Payment Agent within five (5) Business Days of the last day of the Cure Period. The Payment Agent shall then pay to each Securityholder such Securityholder’s share thereof as determined in accordance with Sections 2.5, 2.6 and 2.7. Notwithstanding the foregoing, from any such amounts otherwise payable with respect to Outstanding Options, such amounts may be paid in accordance with Section 2.7(a)(vi). If (A) an Initial Earn-Out Breach Trigger Event occurred prior to the Earn-Out Outside Date, (B) Stockholders’ Agent first discovers such Initial Earn-Out Breach Trigger Event after the Earn-Out Outside Date, and (C) the Full Initial Earn-Out Amount was not otherwise paid or payable, then, subject to the applicable statute of limitations and in no event more than three years from the breach that gives rise to such Initial Earn-Out Breach Trigger Event, the Stockholders’ Agent must give prompt written notice to Parent and the Full Initial Earn-Out Amount (or the portion thereof that had not been previously paid by Parent under Section 2.5(d)(vi)) will be payable by Parent in the manner set forth above. Subject to Section 11.4, payment by Parent of the Full Initial Earn-Out Amount (or the portion thereof that had not been previously paid by Parent under Section 2.5(d)(vi)) will be the sole and exclusive remedy of Stockholders’ Agent and the Securityholders and their respective Affiliates with respect to any Initial Earn-Out Breach Trigger Event. Nothing set forth in this Section 2.5(d)(v) shall impair, restrict or eliminate any of the rights or remedies available to the Stockholders’ Agent or the Securityholders for breach of Section 2.5(e)(viii) following the Initial Earn-Out Outside Date with respect to the period following the Initial Earn-Out Outside Date.

(vi) Payment of Reduced Earn-Out Amount. If no Initial Earn-Out Trigger Event has occurred by the end of the Initial Earn-Out Outside Date, then within five (5) Business Days after the calculation of Revenues has been finalized for the calendar quarter in which the Initial Earn-Out Outside Date occurs as set above, Parent shall pay the Reduced Initial Earn-Out Amount to the Payment Agent. The Payment Agent shall then pay to each Securityholder such Securityholder’s share thereof as determined in accordance with Sections 2.5, 2.6 and 2.7. Notwithstanding the foregoing, from any such amounts otherwise payable with respect to Outstanding Options, such amounts may be paid in accordance with Section 2.7(a)(vi).

(vii) Initial Earn-Out Only Payable Once. For the avoidance of doubt, the Initial Earn-Out Amount is only payable, if at all, one time, and subsequent Initial Earn-Out Trigger Events that occur following the first Initial Earn-Out Trigger Event will not require any additional payments, except and only to the extent that the same such event is covered by a different provision of this Agreement.

(e) 2020 Earn-Out Amount.

(i) Interim Quarterly Information Reports. Within forty-five (45) days after the end of each of the calendar quarters in 2020, solely for information purposes, Parent shall provide the Stockholders’ Agent with a written report setting forth the amount of Revenue recognized during such calendar quarter, together with reasonably detailed information related to the calculation of such Revenue; provided that the failure of the Stockholders’ Agent to dispute or otherwise respond to any such information or report shall in no way affect the rights of the Stockholders’ Agent to dispute the occurrence of the calculation of Revenue or the 2020 Earn-Out Amount or any of its rights under this Section 2.5(e).

(ii) 2020 Earn-Out Statement. Not later than June 30, 2021, Parent shall deliver to the Stockholders’ Agent a statement for the detailed calculation of the 2020 Earn-Out Amount (the “2020 Earn-Out Statement”). The 2020 Earn-Out Statement shall become final and binding upon Parent, the Stockholders’ Agent and the Securityholders on the date that is the earlier of (A) the date that the Stockholders’ Agent delivers written notice to Parent of the Stockholders’ Agent’s agreement to the 2020 Earn-Out Statement and (B) the date that is forty-five (45) days following receipt of the 2020 Earn-Out Statement by the Stockholders’ Agent unless the Stockholders’ Agent gives written notice of the Stockholders’ Agent’s disagreement (“Notice of 2020 Earn-Out Disagreement”) to Parent prior to such date. The Notice of 2020 Earn-Out Disagreement shall specify in reasonable detail the items in the 2020 Earn-Out Statement with which the Stockholders’ Agent disagrees, and the Stockholders’ Agent’s proposed computation of the 2020 Earn-Out Amount based on such items; provided, that, to the extent the 2020 Earn-Out Statement does not provide sufficiently detailed information for the Stockholders’ Agent to compute the 2020 Earn-Out Amount, then Stockholders’ Agent may submit a Notice of 2020 Earn-Out Disagreement without such computation.

(iii) Finalization. If a Notice of 2020 Earn-Out Disagreement is received by Parent in a timely manner, then the 2020 Earn-Out Statement (as revised in accordance with Section 2.5(f), if applicable) shall become final and binding on Parent, the Stockholders’ Agent and the Securityholders on the earlier of (A) the date upon which the Stockholders’ Agent and Parent agree in writing with respect to all matters specified in the Notice of 2020 Earn-Out Disagreement and (B) the date upon which the final 2020 Earn-Out Amount is determined by the Arbitrator in accordance with Section 2.5(f).

(iv) 2020 Revenues Less than $100,000,000. If the aggregate amount of Revenue recognized by the Surviving Corporation, the Ultimate Parent, Parent and/or their Affiliates during the 2020 calendar year does not exceed $100,000,000, then no 2020 Earn-Out Amount will be payable.

(v) 2020 Revenues More than $100,000,000 but $200,000,000 or Less. If the aggregate amount of Revenue recognized by the Surviving Corporation, the Ultimate Parent, Parent and/or their Affiliates during the 2020 calendar year exceeds $100,000,000 but equals or is less than $200,000,000, Parent shall pay the 2020 Earn-Out Amount to the Payment Agent without interest within five (5) Business Days after the 2020 Earn-Out Amount has been finally determined in accordance with this Section 2.5(e). The Payment Agent shall then pay to each Securityholder such Securityholder’s share thereof as determined in accordance with Sections 2.5, 2.6 and 2.7. Notwithstanding the foregoing, from any such amounts otherwise payable with respect to Outstanding Options, such amounts may be paid in accordance with Section 2.7(a)(vi).

(vi) 2020 Revenues More than $200,000,000. If the aggregate amount of Revenue recognized by the Surviving Corporation, the Ultimate Parent, Parent and/or their Affiliates during the 2020 calendar year exceeds $200,000,000, then, (A) Parent shall pay $50,000,000 to the Payment Agent without interest within five (5) Business Days after the 2020 Earn-Out Amount has been finally determined in accordance with this Section 2.5(e) and (B) the amount of the 2020 Earn-Out Amount that exceeds $50,000,000 shall be paid in eight (8) equal installments without interest, and each such installment payment shall be paid by Parent to the Payment Agent within five (5) Business Days after the end of each of the eight (8) calendar quarters starting with the end of calendar quarter in which the 2020 Earn-Out Amount has been finally determined in accordance with this Section 2.5(e) or, if applicable, Section 2.5(f). In each such case, the Payment Agent shall then pay to each Securityholder such Securityholder’s share thereof as determined in accordance with Sections 2.5, 2.6 and 2.7. Notwithstanding the foregoing, from any such amounts otherwise payable with respect to Outstanding Options, such amounts may be paid in accordance with Section 2.7(a)(vi).

(vii) Restrictions on Assignment of Specified Assets. Notwithstanding any other provision set forth herein, until January 1, 2021, none of the Ultimate Parent, Parent, the Surviving Corporation or any of their Affiliates shall, directly or indirectly, sell, transfer or assign any of the Specified Assets (whether by merger, consolidation, share exchange, sale, transfer or assignment of equity interests or assets or otherwise) unless (x) all of the Specified Assets are sold, transferred and assigned to the same Person, and (y) such Person expressly assumes all of the obligations of Ultimate Parent, Parent, the Surviving

Corporation and their Affiliates under this Agreement with respect to the 2020 Earn-Out Amount (including, without limitation, all of such obligations under this Section 2.5(e)) in writing with the Stockholders’ Agent in form and substance satisfactory to the Stockholders’ Agent (which consent shall not be unreasonably withheld); provided, that, this Section 2.5(e)(vii) will not be applicable to (i) any sale of any Products in the ordinary course of business, (ii) any grant of a license to or entrance into any license with any Person as long as all of the consideration received by the Ultimate Parent, Parent, Surviving Corporation and the Specified Parent Affiliates from the license of the applicable Specified Assets is included in Revenue, (iii) any pledge, grant of any security interest, or grant of any other Encumbrance to any Person on any of the Specified Assets to secure obligations under any credit facility, loan transaction, or other commercial finance arrangement with such Person to the extent that such Person has not sold, disposed of, or taken title to any of such Specified Assets, or (iii) any transaction or transactions that are solely among Ultimate Parent, Parent, the Surviving Corporation, the Specified Parent Affiliates and/or any of their respective Affiliates and that are not effected for the purpose of frustrating the rights of the Securityholders or the payment of the 2020 Earn-Out Amount.

(viii) Certain Earn-Out Obligations and Restrictions. Ultimate Parent, Parent, Surviving Corporation and each of their Affiliates shall operate the Company’s business after the Merger Closing Date in a commercially reasonable manner; provided, that such entities will have no obligation to take any actions or operate such business in any manner that would be materially adverse to the operations of their existing and future other businesses that are unrelated to the Products. None of Ultimate Parent, Parent, Surviving Corporation or any of their Affiliates shall take any actions with the primary intent of limiting the 2020 Earn-Out Amount.

(f) Certain Disputes.

(i) Referral to Arbitrator. During the first twenty (20) days following the date upon which Parent receives a Notice of Closing Payment Adjustment Disagreement, Notice of Quarterly Revenue Disagreement or Notice of 2020 Earn-Out Disagreement, as applicable, in a timely manner, the Stockholders’ Agent and Parent shall attempt in good faith to resolve the differences that they may have with respect to the matters set forth in the applicable Notice. If at the end of such twenty (20) day period Parent and the Stockholders’ Agent have not reached agreement on such matters, the matters that remain in dispute may be submitted to Grant Thornton, LLP, Baker Tilly Virchow Krause, LLP, McGladrey LLP or BDO USA, LLP as long as, at such time, such firm and its Affiliates have not provided any services to Ultimate Parent, Parent, Surviving Corporation or any of their Affiliates since January 1, 2010 (the “Approved Arbitrators”) (as mutually agreed upon in good faith by Parent and the Stockholders’ Agent) for review and resolution, and if the Approved Arbitrator to which the matters that remain in dispute is unable to serve in such capacity, Parent and the Stockholders’ Agent, in good faith, shall mutually agree upon an independent public accounting firm to serve in such capacity; provided further that in the event that Parent and the Stockholders’ Agent are unable to mutually agree upon an Approved Arbitrator within ten (10) days after the end of such twenty (20) day period or an independent public accounting firm within ten (10) days after the date that either party discovers that an Approved Arbitrator is unable to serve in such capacity, Parent and the Stockholders’ Agent shall each select an independent public accounting firm that is not an Approved Arbitrator within five (5) days thereafter and the two independent public accounting firms shall mutually agree upon a final independent public accounting firm that is not an Approved Arbitrator within ten (10) days after being selected (the final independent public accounting firm shall be referred to herein as the “Arbitrator”).

(ii) Arbitrator Determination. As promptly as practicable (but in no event more than sixty (60) days) after the retention of the Arbitrator, Parent and the Stockholders’ Agent shall each prepare and submit a presentation to the Arbitrator. As soon as practicable thereafter, the Arbitrator shall determine the amount of each item in dispute and prepare a calculation of the Closing Payment Adjustment Amount, Revenue for the period applicable to the Quarterly Revenue Statement or the 2020 Earn-Out Amount, as applicable, which shall include an explanation in writing of the Arbitrator’s reasons for the determinations set forth therein. The Arbitrator shall act as an arbitrator and shall address only those items in dispute and for each item it may not assign a value greater than the greatest value for such item claimed by either Parent or the Stockholders’ Agent or a value smaller than the smallest value for such item claimed by either Parent or the Stockholders’ Agent. For purposes of clarification, the Arbitrator will have no authority to make any determinations of compliance by the parties hereto with any covenants set forth in this Agreement and may only calculate the Closing Payment Adjustment Amount, Revenue and the 2020 Earn-Out Amount based only on the provisions set forth in this Agreement. The decision of the Arbitrator shall be final and binding on Parent, the Stockholders’ Agent and the Securityholders.

(iii) Fees. The costs, fees and expenses of the Arbitrator in connection with the Arbitrator’s review pursuant to this Section 2.5(f) (including reasonable attorney’s fees of the Arbitrator) shall be paid one-half by Parent and one-half by the Stockholders’ Agent.

(g) Access. For the purposes of complying with the terms set forth in this Section 2.5, each of Parent and the Stockholders’ Agent shall cooperate with, and make available to, the other party and their respective representatives all information, records, data and working papers, and shall permit access to its facilities and personnel (including the Continuing Employees), as may reasonably be required in connection with the preparation and analysis of the determination of the Closing Payment Adjustment Amount, Revenue for the Initial Earn-Out Amount or the 2020 Earn-Out Amount and the resolution of any disputes related thereto.

(h) Senior Indebtedness. Ultimate Parent, Parent, the Company and Stockholders’ Agent acting on behalf of the Securityholders each hereby covenants and agrees that the payment of any 2020 Earn-Out Amount in excess of $50,000,000 (the “Excess Earn-Out Payments”) will be junior in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment of Senior Indebtedness (as defined below) outstanding on the date hereof or hereafter incurred. For purposes of this Agreement, “Senior Indebtedness” means any indebtedness of Ultimate Parent, Parent or any of their Affiliates: (i) for money borrowed by Ultimate Parent, Parent or any of their Affiliates from any Person in the business of commercial finance and/or (ii) in connection with the issuance of tax exempt notes, debentures, or the public or private sale or placements of debt obligations. Stockholders’ Agent acting on behalf of the Securityholders hereby covenants and agrees that any Excess Earn-Out Payments are and will remain unsecured and to do or cause to be done any and all further acts and things and to execute and deliver any and all further documents and instruments as Ultimate Parent, Parent or any of their Affiliates or holders of the Senior Indebtedness reasonably request to carry out the full intent and purpose of this Section. Any Excess Earn-Out Payments will not be made if it is prohibited under the documents related to the Senior Indebtedness (or, after giving effect to such Excess Earn-Out Payment, a default or an event of default would occur under the documents related to the Senior Indebtedness) unless after giving effect thereto (i) no default (however defined) or event of default (however defined) under any document evidencing the Senior Indebtedness then exists or would exist after giving effect thereto and (ii) the loan parties or borrowers are then in compliance with all financial covenants contained in any document evidencing the Senior Indebtedness; provided, however, if the payment of any Excess Earn-Out Payments is delayed by this Section, (x) Parent will promptly make any partial or full payment of such Excess Earn-Out Payments to the extent that such payments do not violate any condition set forth in this Section, and (y) commencing 90 days after the date the Excess Earn-Out Payments are first delayed by this Section and continuing thereafter until the Excess Earn-Out Payments are paid in full, the unpaid Excess Earn-Out Payments will accrue interest at a rate equal to 5% per annum. Until the Senior Indebtedness is paid in full, no enforcement action of any kind may be taken with respect to any Excess Earn-Out Payments if such Excess Earn-Out Payment is prohibited under the documents related to the Senior Indebtedness (or, after giving effect to such Excess Earn-Out Payment, a default or an event of default would occur under the documents related to the Senior Indebtedness) unless (a) it is expressly permitted to be paid hereunder, (b) prior written consent is provided by the holders of the Senior Indebtedness to Stockholders’ Agent acting on behalf of the Securityholders, or (c) (i) the Excess Earn-Out Payments have not been paid within 180 days of the date when such Excess Earn-Out Payments are due and payable, and (ii) Stockholders’ Agent acting on behalf of the Securityholders has provided to the holders of Senior Indebtedness at least ten days prior written notice of its intention to take enforcement action.

2.6 Conversion of Shares.

(a) Conversion. Subject to Section 2.8, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company, each share of Company Capital Stock outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive from Parent, following the surrender of the certificate representing such share of Company Capital Stock in accordance with Section 2.9, the following consideration:

(i) Outstanding Series A Preferred Stock. Each share of Outstanding Series A Preferred Stock shall be converted automatically into the right to receive the following (following the surrender of the certificate representing such share of Series A Preferred Stock in accordance with Section 2.9):

(A) Share of Grossed Up Closing Payment. An amount in cash equal to:

(1) the Series A Preference Per Share Amount; plus

(2) the product of (x) the Residual Per FD Share Amount, multiplied by (y) the Series A Conversion Ratio; minus

(3) the product of (x) Escrow Contribution Amount Per FD Non-Dissenting Share, multiplied by (y) the Series A Conversion Ratio; minus

(4) the product of (x) Stockholders Expense Escrow Contribution Amount Per FD Non-Dissenting Share, multiplied by (y) the Series A Conversion Ratio.

(B) Share of Escrow Fund and Expense Fund Disbursements. With respect to any cash disbursements, if any, made from the Escrow Fund by the Escrow Agent to the Securityholders in accordance with the terms of the Escrow Agreement, an amount determined by dividing (1) the product of (x) the amount of such disbursement multiplied by (y) the Series A Conversion Ratio by (2) the Escrow FD Number. With respect to any cash disbursements, if any, made from the Stockholder Expense Fund by the Stockholder Expense Fund Agent to the Securityholders in accordance with the terms of the Stockholder Expense Fund Agreement, an amount determined by dividing (1) the product of (x) the amount of such disbursement multiplied by (y) the Series A Conversion Ratio by (2) the Escrow FD Number.

(C) Additional Closing Payment Adjustment Amount Per FD Share. If the Additional Closing Payment Adjustment Payment becomes payable under Section 2.5(c), an amount equal to the product of (1) the Additional Closing Payment Adjustment Payment Per FD Share, multiplied by (2) the Series A Conversion Ratio.

(D) Initial Earn-Out Amount Per FD Share. If and when an Initial Earn-Out Amount becomes payable under Section 2.5(d), an amount equal to the product of (1) the Initial Earn-Out Amount Per FD Share, multiplied by (2) the Series A Conversion Ratio.

(E) 2020 Earn-Out Amount Per FD Share. If and when the 2020 Earn-Out Amount becomes payable under Section 2.5(e), an amount equal to the product of (1) the 2020 Earn-Out Amount Per FD Share, multiplied by (2) the Series A Conversion Ratio.

(ii) Outstanding Series B Preferred Stock. Each share of Outstanding Series B Preferred Stock shall be converted automatically into the right to receive (following the surrender of the certificate representing such share of Series B Preferred Stock in accordance with Section 2.9):

(A) Share of Grossed Up Closing Payment. An amount in cash equal to:

(1) the Series B Preference Per Share Amount; plus

(2) the product of (x) the Residual Per FD Share Amount, multiplied by (y) the Series B Conversion Ratio; minus

(3) the product of (x) Escrow Contribution Amount Per FD Non-Dissenting Share, multiplied by (y) the Series B Conversion Ratio; minus

(4) the product of (x) Stockholders Expense Escrow Contribution Amount Per FD Non-Dissenting Share, multiplied by (y) the Series B Conversion Ratio.

(B) Share of Escrow Fund and Expense Fund Disbursements. With respect to any cash disbursements, if any, made from the Escrow Fund by the Escrow Agent to the Securityholders in accordance with the terms of the Escrow Agreement, an amount determined by dividing (1) the product of (x) the amount of such disbursement multiplied by (y) the Series B Conversion Ratio by (2) the Escrow FD Number. With respect to any cash disbursements, if any, made from the Stockholder Expense Fund by the Stockholder Expense Fund Agent to the Securityholders in accordance with the terms of the Stockholder Expense Fund Agreement, an amount determined by dividing (1) the product of (x) the amount of such disbursement multiplied by (y) the Series B Conversion Ratio by (2) the Escrow FD Number.

(C) Additional Closing Payment Adjustment Amount Per FD Share. If the Additional Closing Payment Adjustment Payment becomes payable under Section 2.5(c), an amount equal to the product of (1) the Additional Closing Payment Adjustment Payment Per FD Share, multiplied by (2) the Series B Conversion Ratio.

(D) Initial Earn-Out Amount Per FD Share. If and when an

Initial Earn-Out Amount becomes payable under Section 2.5(d), an amount equal to the product of (1) the Initial Earn-Out Amount Per FD Share, multiplied by (2) the Series B Conversion Ratio.

(E) 2020 Earn-Out Amount Per FD Share. If and when the 2020 Earn-Out Amount becomes payable under Section 2.5(e), an amount equal to the product of (1) the 2020 Earn-Out Amount Per FD Share, multiplied by (2) the Series B Conversion Ratio.

(iii) Outstanding Series C Preferred Stock. Each share of Outstanding Series C Preferred Stock shall be converted automatically into the right to receive (following the surrender of the certificate representing such share of Series C Preferred Stock in accordance with Section 2.9):

(A) Share of Grossed Up Closing Payment. An amount in cash equal to:

(1) the Series C Preference Per Share Amount; plus

(2) the product of (x) the Residual Per FD Share Amount, multiplied by (y) the Series C Conversion Ratio; minus

(3) the product of (x) Escrow Contribution Amount Per FD Non-Dissenting Share, multiplied by (y) the Series C Conversion Ratio; minus

(4) the product of (x) Stockholders Expense Escrow Contribution Amount Per FD Non-Dissenting Share, multiplied by (y) the Series C Conversion Ratio.

(B) Share of Escrow Fund and Expense Fund Disbursements. With respect to any cash disbursements, if any, made from the Escrow Fund by the Escrow Agent to the Securityholders in accordance with the terms of the Escrow Agreement, an amount determined by dividing (1) the product of (x) the amount of such disbursement multiplied by (y) the Series C Conversion Ratio by (2) the Escrow FD Number. With respect to any cash disbursements, if any, made from the Stockholder Expense Fund by the Stockholder Expense Fund Agent to the Securityholders in accordance with the terms of the Stockholder Expense Fund Agreement, an amount determined by dividing (1) the product of (x) the amount of such disbursement multiplied by (y) the Series C Conversion Ratio by (2) the Escrow FD Number.

(C) Additional Closing Payment Adjustment Amount Per FD Share. If the Additional Closing Payment Adjustment Payment becomes payable under Section 2.5(c), an amount equal to the product of (1) the Additional Closing Payment Adjustment Payment Per FD Share, multiplied by (2) the Series C Conversion Ratio.

(D) Initial Earn-Out Amount Per FD Share. If and when an Initial Earn-Out Amount becomes payable under Section 2.5(d), an amount equal to the product of (1) the Initial Earn-Out Amount Per FD Share, multiplied by (2) the Series C Conversion Ratio.

(E) 2020 Earn-Out Amount Per FD Share. If and when the 2020 Earn-Out Amount becomes payable under Section 2.5(e), an amount equal to the product of (1) the 2020 Earn-Out Amount Per FD Share, multiplied by (2) the Series C Conversion Ratio.

(iv) Outstanding Series D Preferred Stock. Each share of Outstanding Series D Preferred Stock shall be converted automatically into the right to receive (following the surrender of the certificate representing such share of Series D Preferred Stock in accordance with Section 2.9):

(A) Share of Grossed Up Closing Payment. An amount in cash equal to:

(1) the Series D Preference Per Share Amount; plus

(2) the product of (x) the Residual Per FD Share Amount, multiplied by (y) the Series D Conversion Ratio; minus

(3) the product of (x) Escrow Contribution Amount Per FD Non-Dissenting Share, multiplied by (y) the Series D Conversion Ratio; minus

(4) the product of (x) Stockholders Expense Escrow Contribution Amount Per FD Non-Dissenting Share, multiplied by (y) the Series D Conversion Ratio.

(B) Share of Escrow Fund and Expense Fund Disbursements. With respect to any cash disbursements, if any, made from the Escrow Fund by the Escrow Agent to the Securityholders in accordance with the terms of the Escrow Agreement, an amount determined by dividing (1) the product of (x) the amount of such disbursement multiplied by (y) the Series D Conversion Ratio by (2) the Escrow FD Number. With respect to any cash disbursements, if any, made from the Stockholder Expense Fund by the Stockholder Expense Fund Agent to the Securityholders in accordance with the terms of the Stockholder Expense Fund Agreement, an amount determined by dividing (1) the product of (x) the amount of such disbursement multiplied by (y) the Series D Conversion Ratio by (2) the Escrow FD Number.

(C) Additional Closing Payment Adjustment Amount Per FD Share. If the Additional Closing Payment Adjustment Payment becomes payable under Section 2.5(c), an amount equal to the product of (1) the Additional Closing Payment Adjustment Payment Per FD Share, multiplied by (2) the Series D Conversion Ratio.

(D) Initial Earn-Out Amount Per FD Share. If and when an Initial Earn-Out Amount becomes payable under Section 2.5(d), an amount equal to the product of (1) the Initial Earn-Out Amount Per FD Share, multiplied by (2) the Series D Conversion Ratio.

(E) 2020 Earn-Out Amount Per FD Share. If and when the 2020 Earn-Out Amount becomes payable under Section 2.5(e), an amount equal to the product of (1) the 2020 Earn-Out Amount Per FD Share, multiplied by (2) the Series D Conversion Ratio.

(v) Outstanding Common Stock. Each share of the Outstanding Common Stock shall be converted automatically into the right to receive (following the surrender of the certificate representing such share of Company Common Stock in accordance with Section 2.9):

(A) Share of Grossed Up Closing Payment. An amount in cash equal to:

(1) the Residual Per FD Share Amount; minus

(2) the Escrow Contribution Amount Per FD Non-Dissenting Share; minus

(3) the Stockholders Expense Escrow Contribution Amount Per FD Non-Dissenting Share.

(B) Share of Escrow Fund and Expense Fund Disbursements. With respect to any cash disbursements, if any, made from the Escrow Fund by the Escrow Agent to the Securityholders in accordance with the terms of the Escrow Agreement, an amount determined by dividing (1) the amount of such disbursement by (2) the Escrow FD Number. With respect to any cash disbursements, if any, made from the Stockholder Expense Fund by the Stockholder Expense Fund Agent to the Securityholders in accordance with the terms of the Stockholder Expense Fund Agreement, an amount determined by dividing (1) the amount of such disbursement multiplied by (2) the Escrow FD Number.

(C) Additional Closing Payment Adjustment Amount Per FD Share. If the Additional Closing Payment Adjustment Payment becomes payable under Section 2.5(c), an amount equal to the Additional Closing Payment Adjustment Payment Per FD Share.

(D) Initial Earn-Out Amount Per FD Share. If and when an Initial Earn-Out Amount becomes payable under Section 2.5(d), an amount equal to the Initial Earn-Out Amount Per FD Share.

(E) 2020 Earn-Out Amount Per FD Share. If and when the 2020 Earn-Out Amount becomes payable under Section 2.5(e), an amount equal to the 2020 Earn-Out Amount Per FD Share.

(vi) Company Capital Stock Owned by Ultimate Parent, Parent, Merger Sub or the Company. Each share of Company Capital Stock owned by Ultimate Parent, Parent, Merger Sub, the Company (including all shares of Company Capital Stock held in treasury) or any direct or indirect Subsidiary of Ultimate Parent, Parent, Merger Sub or the Company immediately prior to the Effective Time shall be canceled without payment of any consideration with respect thereto.

(vii) Merger Sub Common Stock. Each share of the common stock, par value $0.001 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) Rounding and Aggregation. The amount of cash that each Securityholder is entitled to receive at any particular time for the shares of Outstanding Capital Stock held by such Securityholder or the Outstanding Options or Outstanding Warrants held by such Securityholder shall be rounded to the nearest cent (with $0.005 being rounded upward) and computed after aggregating the cash amounts payable at such time for all shares of each class and series of Outstanding Capital Stock, all Outstanding Options and all Outstanding Warrants held by such Securityholder.

(c) Adjustments. In the event that the Company, at any time or from time to time between the date of this Agreement and the Effective Time, declares or pays any dividend on Company Capital Stock payable in Company Capital Stock or in any right to acquire Company Capital Stock, or effects a subdivision of the outstanding shares of Company Capital Stock into a greater number of shares of Company Capital Stock, or in the event the outstanding shares of Company Capital Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Company Capital Stock, or a record date with respect to any of the foregoing shall occur during such period, then the amounts payable in respect of shares of Outstanding Capital Stock pursuant to Section 2.6 and the amounts payable in respect of shares of Company Capital Stock subject to Outstanding Options and Outstanding Warrants pursuant to Section 2.7 shall be appropriately adjusted.

2.7 Treatment of Stock Options and Warrants.

(a) Vested Stock Options. Subject to Section 2.9(h), at the Effective Time, each Company Option that is vested, outstanding and unexercised immediately prior to the Effective Time (after giving effect to any vesting that is contingent upon the Merger) shall be cancelled (each Company Option that is vested, unexercised and outstanding as of immediately prior to the Effective Time (after giving effect to any vesting that is contingent upon the Merger) is referred to in this Agreement as an “Outstanding Option”), and the holder thereof shall be entitled to receive for each share of Company Common Stock subject to such Outstanding Option:

(i) Share of Grossed Up Closing Payment. An amount in cash equal to:

(A) the Residual Per FD Share Amount; minus

(B) the exercise price per share of Company Common Stock subject to such Outstanding Option; minus

(C) the Escrow Contribution Amount Per FD Non-Dissenting Share; minus

(D) the Stockholders Expense Escrow Contribution Amount Per FD Non-Dissenting Share.

If the exercise price payable in respect of a share of Company Common Stock subject to any Outstanding Option exceeds the Residual Per FD Share Amount, then the amount payable under this Section 2.7(a)(i) shall be zero for such Outstanding Option.

(ii) Share of Escrow Fund and Expense Fund Disbursements. With respect to any cash disbursements, if any, made from the Escrow Fund by the Escrow Agent to the Securityholders in accordance with the terms of the Escrow Agreement, an amount determined by dividing (1) the amount of such disbursement by (2) the Escrow FD Number. With respect to any cash disbursements, if any, made from the Stockholder Expense Fund by the Stockholder Expense Fund Agent to the Securityholders in accordance with the terms of the Stockholder Expense Fund Agreement, an amount determined by dividing (1) the amount of such disbursement multiplied by (2) the Escrow FD Number.

(iii) Additional Closing Payment Adjustment Amount Per FD Share. If the Additional Closing Payment Adjustment Payment becomes payable under Section 2.5(c), an amount equal to the Additional Closing Payment Adjustment Payment Per FD Share.

(iv) Initial Earn-Out Amount Per FD Share. If and when an Initial Earn-Out Amount becomes payable under Section 2.5(d), an amount equal to the Initial Earn-Out Amount Per FD Share.

(v) 2020 Earn-Out Amount Per FD Share. If and when the 2020 Earn-Out Amount becomes payable under Section 2.5(e), an amount equal to the 2020 Earn-Out Amount Per FD Share.

(vi) Payment. Notwithstanding anything herein to the contrary, in lieu of paying the Payment Agent for amounts payable under this Section 2.7(a) to a holder of an Outstanding Option, Parent may pay any or all such amounts through the payroll service of Parent or the Company, without interest.

(b) Unvested Stock Options. At the Effective Time, each Company Option that is unvested, outstanding and unexercised immediately prior to the Effective Time (after giving effect to any vesting that is contingent upon the Merger) shall be cancelled.

(c) Common Warrants. Subject to Section 2.9(h), at the Effective Time, each Company Warrant to purchase shares of Company Common Stock that is vested, outstanding and unexercised immediately prior to the Effective Time (after giving effect to any vesting that is contingent upon the Merger) (an “Outstanding Common Warrant”) shall be cancelled and the holder thereof shall be entitled to receive for each share of Company Common Stock subject to such Outstanding Common Warrant:

(i) Share of Grossed Up Closing Payment. An amount in cash equal to:

(A) the Residual Per FD Share Amount; minus

(B) the exercise price per share of Company Common Stock subject to such Outstanding Common Warrant; minus

(C) the Escrow Contribution Amount Per FD Non-Dissenting Share; minus

(D) the Stockholders Expense Escrow Contribution Amount Per FD Non-Dissenting Share.

If the exercise price payable in respect of a share of Company Common Stock subject to any Outstanding Common Warrant exceeds the Residual Per FD Share Amount, then the amount payable under this Section 2.7(c)(i) shall be zero for such Outstanding Common Warrant.

(ii) Share of Escrow Fund and Expense Fund Disbursements. With respect to any cash disbursements, if any, made from the Escrow Fund by the Escrow Agent to the Securityholders in accordance with the terms of the Escrow Agreement, an amount determined by dividing (1) the amount of such disbursement by (2) the Escrow FD Number. With respect to any cash disbursements, if any, made from the Stockholder Expense Fund by the Stockholder Expense Fund Agent to the Securityholders in accordance with the terms of the Stockholder Expense Fund Agreement, an amount determined by dividing (1) the amount of such disbursement multiplied by (2) the Escrow FD Number.

(iii) Additional Closing Payment Adjustment Amount Per FD Share. If the Additional Closing Payment Adjustment Payment becomes payable under Section 2.5(c), an amount equal to the Additional Closing Payment Adjustment Payment Per FD Share.

(iv) Initial Earn-Out Amount Per FD Share. If and when an Initial Earn-Out Amount becomes payable under Section 2.5(d), an amount equal to the Initial Earn-Out Amount Per FD Share.

(v) 2020 Earn-Out Amount Per FD Share. If and when the 2020 Earn-Out Amount becomes payable under Section 2.5(e), an amount equal to the 2020 Earn-Out Amount Per FD Share.

(d) Preferred Warrants. Subject to Section 2.9(h), at the Effective Time, each Company Warrant to purchase shares of Company Preferred Stock that is vested, outstanding and unexercised immediately prior to the Effective Time (after giving effect to any vesting that is contingent upon the Merger) (an “Outstanding Preferred Warrant”) shall be cancelled and the holder thereof shall be entitled to receive for each share of Company Preferred Stock subject to such Outstanding Preferred Warrant:

(i) Share of Grossed Up Closing Payment. An amount in cash equal to:

(A) the Preference Per Share Amount for the series of Company Preferred Stock subject to such Outstanding Preferred Warrant (it being acknowledged and agreed that there is no Dividend Amount Per Share for the shares of Company Preferred Stock that are subject to such Outstanding Preferred Warrant); plus

(B) the product of (x) the Residual Per FD Share Amount, multiplied by (y) the Conversion Ratio for the series of Company Preferred Stock subject to such Outstanding Preferred Warrant; minus

(C) the exercise price per share of Company Preferred Stock subject to such Outstanding Preferred Warrant; minus

(D) the product of (x) the Escrow Contribution Amount Per FD Non-Dissenting Share, multiplied by (y) the Conversion Ratio for the series of Company Preferred Stock subject to such Outstanding Preferred Warrant; minus

(E) the product of (x) Stockholders Expense Escrow Contribution Amount Per FD Non-Dissenting Share, multiplied by (y) the Conversion Ratio for the series of Company Preferred Stock subject to such Outstanding Preferred Warrant.

If the exercise price payable in respect of a share of Company Preferred Stock subject to any Outstanding Preferred Warrant exceeds the applicable Preference Per Share Amount plus the product of (x) the Residual Per FD Share Amount and (y) the Conversion Ratio for the series of Company Preferred Stock subject to such Outstanding Preferred Warrant, then the amount payable under this Section 2.7(d)(i) shall be zero for such Outstanding Preferred Warrant.

(ii) Share of Escrow Fund and Expense Fund Disbursements. With respect to any cash disbursements, if any, made from the Escrow Fund by the Escrow Agent to the Securityholders in accordance with the terms of the Escrow Agreement, an amount determined by dividing (1) the product of (x) the amount of such disbursement multiplied by (y) the Conversion Ratio for the series of Company Preferred Stock subject to such Outstanding Preferred Warrant by (2) the Escrow FD Number. With respect to any cash disbursements, if any, made from the Stockholder Expense Fund by the Stockholder Expense Fund Agent to the Securityholders in accordance with the terms of the Stockholder Expense Fund Agreement, an amount determined by dividing (1) the product of (x) the amount of such disbursement multiplied by (y) the Conversion Ratio for the series of Company Preferred Stock subject to such Outstanding Preferred Warrant by (2) the Escrow FD Number.

(iii) Additional Closing Payment Adjustment Amount Per FD Share. If the Additional Closing Payment Adjustment Payment becomes payable under Section 2.5(c), an amount equal to the product of (A) the Additional Closing Payment Adjustment Payment Per FD Share multiplied by (B) the Conversion Ratio for the series of Company Preferred Stock subject to such Outstanding Preferred Warrant.

(iv) Initial Earn-Out Amount Per FD Share. If and when an Initial Earn-Out Amount becomes payable under Section 2.5(d), an amount equal to the product of (A) the Initial Earn-Out Amount Per FD Share multiplied by (B) the Conversion Ratio for the series of Company Preferred Stock subject to such Outstanding Preferred Warrant.

(v) 2020 Earn-Out Amount Per FD Share. If and when the 2020 Earn-Out Amount becomes payable under Section 2.5(e), an amount equal to the product of (A) the 2020 Earn-Out Amount Per FD Share multiplied by (B) the Conversion Ratio for the series of Company Preferred Stock subject to such Outstanding Preferred Warrant.

2.8 Dissenting Shares.

(a) Effect on Dissenting Shares. Notwithstanding any provisions of this Agreement to the contrary, shares of Company Capital Stock held by a holder who has demanded and perfected such demand for appraisal of such holder’s shares of Company Capital Stock in accordance with Section 262 of the DGCL and as of the Merger Closing has neither effectively withdrawn nor lost such holder’s right to such appraisal (the “Dissenting Shares”) shall not be converted into the applicable Merger Consideration, but shall be entitled to only such rights as are granted by the DGCL. Parent shall be entitled to retain any Merger Consideration not paid on account of such Dissenting Shares pending resolution of the claims of such holders, and the Non-Dissenting Stockholders shall not be entitled to any portion thereof.

(b) Loss of Dissenting Share Status. Notwithstanding the provisions of Section 2.8(a), if any holder of shares of Company Capital Stock who demands appraisal of such holder’s shares under the DGCL shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder’s right to appraisal, then as of the Merger Closing or the occurrence of such event, whichever later occurs, such holder’s shares of Company Capital Stock shall automatically be converted into the right to receive the applicable Merger Consideration, without interest thereon, promptly following the surrender of the certificate or certificates representing such shares of Company Capital Stock.

(c) Notice of Dissenting Shares. The Company shall give Parent: (i) prompt notice of any demands for appraisal of shares of Company Capital Stock received by the Company, withdrawals of any demands, and any other instruments served pursuant to the DGCL and received by the Company; and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands for appraisal. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of shares of Company Capital Stock or offer to settle any such demands other than by operation of law or pursuant to a final order of a court of competent jurisdiction.

2.9 Exchange of Certificates.

(a) Payment Agent. U.S. Bank, N.A. shall act as payment agent in the Merger (the “Payment Agent”). Promptly after the Effective Time, Parent shall deposit with the Payment Agent cash sufficient to pay the cash consideration payable to the Non-Dissenting Stockholders and holders of Outstanding Warrants pursuant to Section 2.6 and Section 2.7 (excluding the Escrow Amount and the Stockholder Expense Fund Initial Amount). The cash amount so deposited with the Payment Agent is referred to as the “Payment Fund.” The Payment Agent will invest the funds included in the Payment Fund in the manner directed by Parent. Any interest or other income resulting from the investment of such funds shall be the property of, and will be paid to, Parent.

(b) Letter of Transmittal. Promptly after the Effective Time, the Payment Agent shall mail to each Non-Dissenting Stockholder and holders of Outstanding Warrants immediately prior to the Effective Time: (i) a letter of transmittal in form and substance satisfactory to the Company and Parent (a “Letter of Transmittal”); and (ii) instructions for use in effecting the exchange of Company Stock Certificates for the Merger Consideration payable with respect to such Company Capital Stock and in effecting the exchange of Outstanding Warrants for the consideration payable with respect to such Outstanding Warrants under Section 2.7. Upon the surrender to the Payment Agent of a Company Stock Certificate or Outstanding Warrant (or an affidavit of lost certificate as described in Section 2.9(e)), together with a duly executed Letter of Transmittal duly executed by the legal and beneficial holder of such Company Stock Certificate or Outstanding Warrant and, in the case of any such holder that resides in a community property state, such holder’s spouse, and such other documents as the Payment Agent may reasonably request, the holder of such Company Stock Certificate or Outstanding Warrant shall be entitled to receive in exchange therefor cash in an amount equal to the Merger Consideration which such holder has the right to receive pursuant to Section 2.6 or the consideration payable with respect to such Outstanding Warrants under Section 2.7, respectively, and the Company Stock Certificate and Outstanding Warrants

so surrendered shall forthwith be canceled. From and after the Effective Time, each Company Stock Certificate which prior to the Effective Time represented shares of Company Capital Stock shall be deemed to represent only the right to receive the Merger Consideration payable with respect to such shares, and the holder of each such Company Stock Certificate shall cease to have any rights with respect to the shares of Company Capital Stock formerly represented thereby. From and after the Effective Time, each Outstanding Warrant shall be deemed to represent only the right to receive the consideration payable with respect to such Outstanding Warrants under Section 2.7 and the holder of each such Outstanding Warrant shall cease to have any rights with respect to such Outstanding Warrant formerly represented thereby.

(c) Payments to Others. If payment of Merger Consideration in respect of shares of Company Capital Stock converted pursuant to Section 2.6 is to be made to a Person other than the Person in whose name a surrendered Company Stock Certificate is registered, it shall be a condition to such payment that the Company Stock Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Company Stock Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not payable.

(d) Stock Transfer Books. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company. If, after the Effective Time, certificates for shares of Company Capital Stock (“Company Stock Certificates”) are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration payable with respect to such shares as provided for in Section 2.6. No interest shall accrue or be paid on any Merger Consideration payable upon the surrender of a Company Stock Certificate which immediately before the Effective Time represented outstanding shares of Company Capital Stock.

(e) Lost Certificates. In the event any Company Stock Certificate representing shares of Company Capital Stock converted in connection with the Merger pursuant to Section 2.6 shall have been lost, stolen or destroyed, Payment Agent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Capital Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit as indemnity against any claim that may be made against the Payment Agent, Parent, the Surviving Corporation or any affiliated party with respect to such Company Stock Certificate. In the event any certificate representing Outstanding Warrants converted in connection with the Merger pursuant to Section 2.7 shall have been lost, stolen or destroyed, Payment Agent may, in its discretion and as a condition precedent to the payment of any consideration with respect to such Outstanding Warrant under Section 2.7, require the owner of such lost, stolen or destroyed Outstanding Warrant to provide an appropriate affidavit as indemnity against any claim that may be made against the Payment Agent, Parent, the Surviving Corporation or any affiliated party with respect to such Outstanding Warrant.

(f) Undistributed Payment Funds. Any portion of the Payment Fund that remains undistributed to Securityholders as of the date that is 180 days after the Payment Fund is deposited with the Payment Agent shall be delivered to Parent upon demand and Securityholders who have not theretofore received the consideration payable pursuant to Section 2.6 or Section 2.7 to such Securityholder, as the case may be, in respect to such share of Company Capital Stock or Outstanding Warrant shall thereafter look only to Parent for satisfaction of their claims for such consideration, without any interest thereon.

(g) Escheat. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any other Person shall be liable to any holder of shares of Company Capital Stock or Company Warrants or to any other Person for any amount paid to a public official pursuant to applicable abandoned property law, escheat law or similar Legal Requirement. Any amounts remaining unclaimed by a holder of shares of Company Capital Stock or Company Warrants three years after such amounts become due and payable to such holder (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any Encumbrance.

(h) Withholding. Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any securityholder or former securityholder of the Company such amounts as are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent as follows, except as set forth on the Disclosure Schedule:

3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in the State of Connecticut and in each other jurisdiction where the conduct of its business or the ownership of its assets requires such qualification, and Section 3.1 of the Disclosure Schedule sets forth all such jurisdictions.

3.2 Capitalization and Voting Rights.

(a) Immediately prior to the Investment Closing, the authorized capital of the Company consists of: (i) 20,000,000 shares of Company Preferred Stock, par value $0.0001, (A) 1,600,000 of which have been designated Series A Preferred Stock, all of which have been issued and are outstanding, (B) 3,858,174 of which have been designated Series B Preferred Stock, all of which have been issued and are outstanding, (C) 1,744,186 of which have been designated Series C Preferred Stock, all of which have been issued and are outstanding and (D) 12,797,640 of which have been designated Series D Preferred Stock, 2,989,130 of which have been issued and are outstanding and 326,087 of which are reserved for issuance upon exercise of Warrants to Purchase Shares issued by the Company pursuant to that certain Note and Warrant Purchase Agreement dated as of December 30, 2013, as amended (the “Preferred Warrants”) and (ii) 35,000,000 shares of Company Common Stock, of which (A) 1,673,530 have been issued and are outstanding, (B) 73,529 are reserved for issuance upon exercise of that certain Common Stock Purchase Warrant issued by the Company to CiDRA Precision Services, LLC (the “Common Warrant”), (C) 1,849,546 are reserved for issuance upon exercise of currently outstanding options to purchase shares of Company Common Stock granted to employees and other service providers pursuant to the Company’s 2010 Stock Plan (as amended, the “Option Plan”) and (D) 1,126,924 are reserved for future issuance under the Option Plan.

(b) As of the Investment Closing, the Company’s capitalization will be the same as set forth in Section 3.2(a), except that the Parent Shares will be additional issued and outstanding shares of Company Common Stock.

(c) The outstanding shares of Company Capital Stock are all duly and validly authorized and issued, fully paid and nonassessable, and, subject in part to the truth and accuracy of representations and warranties made by purchasers of such shares, were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the “Securities Act”) and all relevant state securities laws, or pursuant to valid exemptions therefrom.

(d) Except as set forth in Section 3.2(d) of the Disclosure Schedule and for (i) the conversion privileges of the Company Preferred Stock, (ii) currently outstanding options to purchase shares of Company Common Stock granted pursuant to the Option Plan, (iii) the Preferred Warrants and (iv) the Common Warrant, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock or any options, warrants or other equity securities and there are no outstanding phantom stock rights or stock appreciation rights issued by the Company. The Company is not a party or subject to any agreement or understanding, and, to the Company’s Knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security other than the Voting Agreement. Except as set forth in Section 3.2(d) of the Disclosure Schedule, the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its shares of capital stock or other equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof except as set forth in the Company’s certificate of incorporation. None of the outstanding shares of Company Capital Stock were issued in violation of any agreement, arrangement or commitment to which the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(e) Section 3.2(e) of the Disclosure Schedule sets forth the names of the Company’s stockholders and the class, series and number of shares of Company Capital Stock owned of record by each of such stockholders as of the Investment Closing.

(f) The Company has obtained valid waivers of any rights by other parties to purchase any of the Parent Shares or other shares of Company Capital Stock in connection with the issuance of the Parent Shares.

(g) The Parent Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Voting Agreement, the ROFR Agreement, the Investors’ Rights Agreement, the Company’s Bylaws and applicable state and federal securities laws. Assuming the accuracy of the representations of Parent in Section 4 of this Agreement, the Parent Shares will be issued in compliance with all applicable federal and state securities laws.

3.3 Subsidiaries. The Company does not (a) own of record or beneficially, directly or indirectly, (i) any shares, capital stock, securities convertible into shares or capital stock or any other equity interest or debt security of any corporation or (ii) any equity interest or debt security in any limited liability company, partnership, joint venture or other entity or (b) control, directly or indirectly, any other entity.

3.4 Authorization. The Company has full corporate power and authority to enter into this Agreement and the other documents contemplated hereby to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Merger, the performance of all obligations of the Company hereunder, and the consummation of the transactions contemplated hereunder will be taken prior to the Investment Closing. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Ultimate Parent, Parent and Merger Sub) this Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. When each other document contemplated hereunder to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such other document will constitute a legal and binding obligation of the Company, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5 Required Stockholder Votes. The affirmative vote of: (a) the holders of at least 66% of the shares of the Company Preferred Stock voting together as a single class; and (b) the holders of a majority of the shares of Company Capital Stock (voting together as a single class on an as-converted to Company Common Stock basis), are the only votes of the holders of any class or series of Company Capital Stock necessary to approve the Certificate Amendment (the “Required Certificate Amendment Votes”). The affirmative vote of: (a) the holders of at least 66% of the shares of the Company Preferred Stock voting together as a single class; (b) the holders of a majority of the shares of Series A Preferred Stock; (c) the holders of at least 66% of the shares of Series B Preferred Stock; (d) the holders of at least 66% of the shares of Series C Preferred Stock; (e) the holders of at least 66% of the shares of Series D Preferred Stock; and (f) the holders of a majority of the shares of Company Capital Stock (voting together as a single class on an as-converted to Company Common Stock basis), are the only votes of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the other transactions contemplated by this Agreement (the votes referred to in clauses (a) through (f) of this sentence being referred to collectively as the “Required Merger Stockholder Votes”).

3.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any foreign, federal, state or local Governmental Body on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for filings to be made under federal and state securities laws in connection with the offer, issuance and sale of the Parent Shares, the filing of the Certificate Amendment prior to the Investment Closing, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filings, consents and authorizations required under any applicable Antitrust Law.

3.7 Litigation. There is no claim, complaint, charge, action, suit, proceeding, arbitration or investigation pending or, to the Company’s Knowledge, currently threatened against the Company. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company Employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Section 3.7 of the Disclosure Schedule lists all actions, suits, claims, investigations or other legal proceedings or hearings (including arbitration or mediation proceedings) involving the Company that have occurred since January 1, 2010. Neither the Company nor, to the Company’s Knowledge, any of its directors or officers is, nor are any of the Company’s properties or assets, a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

3.8 Employee Confidentiality, Non-Solicitation and Non-Competition Agreements. Except as set forth in Section 3.8 of the Disclosure Schedule, each Company Employee has executed an Employee Confidentiality, Non-Solicitation and Non-Competition Agreement (in substantially the form made available to Parent). The Company does not have Knowledge that any Company Employee is in material violation thereof. No Company Employee has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such Company Employee’s Employee Confidentiality, Non-Solicitation and Non-Competition Agreement.

3.9 Intellectual Property.

(a) Section 3.9(a) of the Disclosure Schedule accurately identifies (i) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered, issued or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. The Company exclusively owns all right, title and interest in, and is the exclusive owner of record of, all Registered IP set forth in Section 3.9(a) of the Disclosure Schedules free and clear of all Encumbrances (other than non-exclusive, internal use, licenses granted to end-users of the Company’s products in the ordinary course of business).

(b) Section 3.9(b) of the Disclosure Schedule accurately identifies all contracts, agreements and understandings (including any consent to use or coexistence agreements, settlements and covenants not to sue) pursuant to which Intellectual Property Rights or Intellectual Property of any other Person is licensed to the Company or the Company has otherwise received or acquired any right (whether or not currently exercisable) or interest in (other than any non-customized software that (i) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (ii) is not incorporated into any of the Company’s products or services and (iii) is generally available on standard terms for less than $10,000).

(c) Section 3.9(c) of the Disclosure Schedule accurately identifies each contract, agreement and understanding (including any consent to use or coexistence agreements, settlements and covenants not to sue) pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP (other than non-exclusive, internal use, licenses granted to end-users of the Company’s products in the ordinary course of business).

(d) With respect to each contract, agreement and understanding listed on Sections 3.9(b) and 3.9(c) of the Disclosure Schedule (collectively, “IP Contracts”): (i) such IP Contract is legal, valid, binding, enforceable in accordance with its terms and in full force and effect and will continue to be legal, valid, binding, enforceable by the Company and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (ii) the Company and, to the Knowledge of the Company, the other parties to such IP Contract are not in material breach of such IP Contract; and (iii) no party has actually repudiated such IP Contract. True and complete copies of all IP Contracts have been made available to Parent.

(e) The Company owns all right, title and interest in, or has the valid right to use, all Company IP, and all Intellectual Property and Intellectual Property Rights that is used in, or necessary for, the conduct of the business of the Company as currently conducted, in each case, free and clear of all Encumbrances.

(f) No funding, facilities or personnel of any Governmental Body or university were used to develop or create, in whole or in part, any Company IP.

(g) To the Company’s Knowledge, no Person has infringed or misappropriated, or is currently infringing or misappropriating, any Company IP. No letter or other written or electronic communication or correspondence has been sent or otherwise delivered by the Company or any representative of the Company regarding any actual, alleged or suspected infringement or misappropriation of any Company IP.

(h) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of any Company IP; (ii) a material breach of any license agreement listed or required to be set forth in Section 3.9(b) of the Disclosure Schedule; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP; or (v) payment of any additional amounts with respect to the Company’s right to own or use any Intellectual Property Rights owned or used by the Company.

(i) The Company has not infringed or misappropriated any Intellectual Property Rights of any other Person. The Company has not received any written communication relating to any actual, alleged or suspected infringement or misappropriation of any Intellectual Property Rights of another Person. No claim or proceeding is pending, or, to the Company’s Knowledge, has been threatened: (i) alleging any infringement or misappropriation of the Intellectual Property or Intellectual Property Rights of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company IP or the Company’s rights with respect to any Company IP; or (iii) by the Company or any other Person alleging any infringement or misappropriation by any Person of the Company IP, and to the Company’s Knowledge, there is no valid basis for any such claim or proceeding.

(j) The Company is in material compliance with all applicable laws relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company. The Company has taken reasonable steps to protect and preserve the privacy and security of all personally identifiable information in the possession of the Company, whether in written or electronic form. The Company has complied in all material respects with its published privacy policies (if any), and the execution, delivery or performance of this Agreement and the consummation of any of the transactions contemplated by this Agreement will not violate the Company’s privacy policy (if any) and all applicable laws relating to privacy and data security.

(k) The Company has not delivered, licensed or made available, and has no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any software developed for the Company to any Person who is not, as of the date of this Agreement, an employee of, or consultant to, the Company. Except as set forth in Section 3.9(k) of the Disclosure Schedules, the Company has not used, incorporated or embedded any open source software into any software incorporated into any of the Company’s products.

(l) The Company has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP.

3.10 Compliance with Other Instruments; No Conflicts. The Company is not in violation of any provision of its certificate of incorporation or bylaws or in material violation of any instrument, judgment, order, writ, decree or material contract to which it is a party or by which it or any of its assets is bound. To the Company’s Knowledge, the Company is not in material violation of any provision of any material foreign, federal or state statute, rule or regulation applicable to the Company. Assuming that all filings, consents and authorizations required under the HSR Act are made and obtained, as the case may be, none of the execution, delivery and performance of this Agreement or the other documents contemplated hereunder to which the Company is a party, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or the consummation of the transactions contemplated hereby will (i) result in any such violation or any conflict with the terms of the Company’s certificate of incorporation or bylaws, (ii) result in any such violation or conflict in any material respect with any such instrument, judgment, order, writ, decree, statute, rule or regulation, (iii) require the consent of, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any Material Contract, or (iv) result in the creation or imposition of any Encumbrance on any properties or assets of the Company.

3.11 Agreements.

(a) Except as set forth in Section 3.11(a) of the Disclosure Schedule and for agreements explicitly contemplated hereby, there are no agreements, understandings or proposed transactions between the Company, on the one hand, and any of its Affiliates, on the other hand.

(b) Except as set forth in Section 3.11(b) of the Disclosure Schedule, there are no agreements, understandings, instruments or contracts to which the Company is a party or by which it is bound that involve (i) obligations of, or payments to the Company in excess of, $100,000, (ii) provisions restricting the development, manufacture, marketing or distribution of the Company’s products or services, (iii) any agreement under which the Company is restricted from carrying on any line of business or carrying on any business in any geographic location, (iv) any fees or payments to any Person (including any broker, investment bank or other finder) relating to any financing (public or private) or the sale of the enterprise value of the Company (through merger, consolidation, asset transfer, equity transfer, license or otherwise), (v) the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), (vi) Indebtedness, (vii) Encumbrances on any of the Company’s assets, (viii) the lease of any real or personal property owned by any other party, except for leases or agreements with respect to personal property under which the aggregate annual rental payments do not exceed $75,000, (ix) obligations to make any severance, termination, change in control or similar payment to any director, officer or employee of the Company, (x) indemnification of any officer, director, employee or agent of the Company, (xi) collective bargaining agreements or agreements with any labor organization, union or association, (xii) the assumption of any material Tax or environmental liability of any Person, (xiii) any Governmental Body, (xiv) limitation on the ability of the Company to compete in any line of business or with any Person or in any geographic area or solicit the employment of any Person, and (xv) any joint venture, partnership or similar arrangements (the “Material Contracts”).

(c) Except as set forth in Section 3.11(c) of the Disclosure Schedule, the Company has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $50,000 or, in the case of indebtedness and/or liabilities individually less than $50,000, in excess of $250,000 in the aggregate or (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses.

(d) With respect to each Material Contract: (i) such Material Contract is legal, valid, binding, enforceable in accordance with its terms and in full force and effect and will continue to be legal, valid, binding, enforceable by the Company and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (ii) the Company and, to the Knowledge of the Company, the other parties to such Material Contract are not in material breach of such Material Contract; and (iii) no party has actually repudiated such Material Contract or provided notice to the Company of its intention to terminate any Material Contract. True and complete copies of all Material Contracts have been made available to Parent. There are no Material Contracts that are not in written form.

3.12 Insider Transactions. Except as set forth in Section 3.12 of the Disclosure Schedule and except for the Investor Documents, the Company is not a party to any agreement, arrangement, or understanding (a) with any Insider or Affiliate, or (b) under which an Insider has borrowed any monies from or has outstanding any Indebtedness to the Company or its Affiliates. Except as set forth in Section 3.12 of the Disclosure Schedule, to the actual knowledge of Per Hellsund and Marty Putnam (in their capacities as employees of the Company), no Insider or Affiliate owns any direct or indirect interest of any kind in, or is a governor, manager, director, officer, member, employee, partner, equity owner, consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person that is a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company.

3.13 Permits. The Company has all material Governmental Authorizations necessary for the conduct of its business as now being conducted by it, such Governmental Authorizations are valid and in full force and effect, and such Governmental Authorizations are set forth in Section 3.13 of the Disclosure Schedule. The Company has complied in all material respects with and is in material compliance with the terms and conditions of such Governmental Authorizations. The Company has not received any notices that it is in violation of any of the terms or conditions of any such Governmental Authorizations. No loss or expiration of any such

Governmental Authorizations is pending to which the Company has received notice or, to the Knowledge of the Company, threatened, other than expiration in accordance with the terms thereof.

3.14 Corporate Documents. The certificate of incorporation and bylaws of the Company are in full force and effect in the form made available to Parent. The copy of the minute books of the Company made available to Parent contains minutes of all meetings of directors and holders of capital stock and all actions by written consent without a meeting by the directors and holders of capital stock since the date of incorporation and reflects all material actions by the directors and holders of capital stock with respect to all transactions referred to in such minutes accurately in all material respects.

3.15 Title to Property and Assets; Real Property.

(a) Except as set forth in Section 3.15(a) of the Disclosure Schedule, the Company has good and marketable title to all of the properties and assets that it owns free and clear of all Encumbrances except Encumbrances (a) for taxes not yet due or payable, (b) that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets, (c) of statutory landlords and carriers, warehousemen, suppliers, mechanics, materialmen, repairmen or other third parties that are possessory in nature arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, (d) to secure payment of workers’ compensation, employment insurance, social security and other like obligations incurred in the ordinary course of business and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (e) in favor of financial institutions arising in connection with the Company’s deposit and/or securities accounts held at such institutions or (f) related to leases or subleases, easements and rights of way incidental to, and not interfering with, the Company’s ordinary course of business. With respect to the property and assets it leases, the Company is in compliance with such leases in all material respects.

(b) The Company does not own and has not ever owned any real property or any ownership interest therein. The Company leases the facilities identified in Section 3.15(b) of the Disclosure Schedule (the “Real Property”), and Section 3.15(b) of the Disclosure Schedule lists the name and address of the landlord of such Real Property, each lease relating to the use and/or occupancy of such Real Property by the Company, the street address of each parcel of Real Property, the rental amount currently being paid, and the expiration of the term of such lease. With respect to the Real Property and all leases of Real Property to which the Company is a party, except as set forth in Section 3.15(b) of the Disclosure Schedule, (i) each lease is valid and binding on the Company and in full force and effect and, to the Knowledge of the Company, is valid and binding on the other parties thereto; (ii) the Company (and, to the Knowledge of the Company, any counterparty thereto) has performed all material obligations required to be performed by it to date under each lease; (iii) the Company has not received a notice of default or termination with respect to any such lease; (iv) the transactions contemplated by this Agreement do not require the consent of any other party to any such lease; (v) no security deposit or portion thereof deposited with respect to any such lease has been applied in respect of a breach or default under such lease that has not been redeposited in full; (vi) the Company does not owe, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to any such lease; (vii) the Company has not entered into any leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of the Real Property; (viii) the Company has not collaterally assigned or granted any other security interest in any such lease or any interest therein; (ix) the leases are all the rights in and obligations regarding real property held by the Company; (x) the Securityholders do not own and are not retaining any real property or interests in real property used in connection with the operation of the Company; (xi) to the Knowledge of the Company, the Real Property is in material compliance with all applicable zoning laws so as to permit the Company’s current uses and structures thereon; (xii) to the Knowledge of the Company, there are no zoning, eminent domain or other land use proceedings, either instituted or planned to be instituted that would detrimentally affect the use and operation of the Real Property, and the Company has not received notice that there are any pending or, to the Knowledge of the Company, threatened, condemnation or other proceedings relating to the Real Property or other matters adversely affecting the use or occupancy of the Real Property; (xiii) the Company has legal and practical access to public rights of way and utilities at the Real Property; (xiv) the Real Property is being operated by the Company in material compliance with all applicable federal, state and local laws, ordinances, rules, regulations and orders (including those relating to fire code and handicapped persons); and (xv) all improvements, buildings, plants and structures upon the Real Property have been, to the Knowledge of the Company, constructed in a good and workmanlike manner and of good quality materials and are fit for their intended use, there are no material, physical or mechanical defects in the condition of the Real Property or any related improvements, and the Real Property and all fixtures, including the roof, foundation, structure, heating, ventilating, plumbing, electrical and all other mechanical apparatus, is in good working order, ordinary wear and tear excepted. The Company quietly enjoys the premises provided for in such leases in all material respects. The Company has received all requisite Governmental Authorizations required in connection with the Company’s occupancy of the Real Property and operation of its business and the Company has not received notice that the Real Property has not been operated and maintained in accordance with applicable Legal Requirements.

3.16 Financial Information. The Company has made available to Parent the unaudited financial statements (balance sheet and income and cash flow statements) of the Company as, at and for the year ended December 31, 2013 and the audited financial statements (balance sheet and income and cash flow statements) of the Company as, at and for the year ended December 31, 2012 (the “Year End Financial Statements”), and the balance sheet of the Company as at February 28, 2014 and the related statements of income and cash flow statements for the two-month period then ended (the “Interim Financial Statements,” and, collectively with the Year-End Financial Statements, the “Financial Statements”). The Financial Statements are correct and complete in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the Financial Statements do not include all footnotes required by GAAP. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates and for the periods indicated therein, subject to normal year-end audit adjustments. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

3.17 Changes. Except as set forth in Section 3.17 of the Disclosure Schedule, since December 31, 2013, there has not been any:

(a) damage, destruction or loss not covered by insurance materially and adversely affecting the assets, properties, financial condition or business of the Company;

(b) waiver by the Company of a valuable right or of a material debt owed to it;

(c) material loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, or cancellation of any material debts or entitlements, other than travel advances and other advances made in the ordinary course of its business;

(d) declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such capital stock by the Company other than in the ordinary course of business, or any split of such capital stock;

(e) material change in any method of accounting or accounting practice, except as required by GAAP;

(f) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution (in each case other than as contemplated by this Agreement) or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law; or

(g) agreement or commitment by the Company to do any of the things described in this Section 3.17.

3.18 Employee Benefit Plans.

(a) Employee Plans and Agreements. Section 3.18(a) of the Disclosure Schedule sets forth a correct and complete list of each Company Employee Plan. The Company has not committed to establish or enter into any new Company Employee Plan, or to modify any Company Employee Plan in any material respect (except to conform any such Company Employee Plan to the requirements of any applicable Legal Requirements).

(b) Delivery of Documents. As applicable with respect to each Company Employee Plan, the Company has made available to Parent: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan, including all amendments; (ii) where the Company Employee Plan has not been reduced to writing, a written summary of all material plan terms; (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Company Employee Plan; (iii) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (iv) the annual reports (Form 5500 series) for the last three complete plan years; (v) copies of any employee handbooks or similar employee communications relating to any Company Employee Plan; (vi) in the case of any Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter from the Internal Revenue Service; and (vii) all correspondence to or from any Governmental Body relating to any Company Employee Plan.

(c) Absence of Certain Retiree Liabilities. No Company Employee Plan provides (except at no cost to the Company), or reflects or represents any liability of the Company to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by applicable Legal Requirements and at the sole expense of the individual. Other than commitments made that involve no future costs to the Company, the Company has not represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) that such Company Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(d) No Defaults. The Company has performed all material obligations required to be performed by it under each Company Employee Plan and is not in material violation of, and the Company does not have any Knowledge of any material violation by any other party to, the terms of any Company Employee Plan. Each of the Company Employee Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including the applicable Tax qualification requirements under the Code. All contributions to, and material payments from, any Company Employee Plan which may have been required to be made in accordance with the terms of such Company Employee Plan have been timely made. There are no audits, inquiries, investigations or Legal Proceedings pending or, to the Knowledge of the Company, threatened, by any Person with respect to any Company Employee Plan.

(e) Title IV of ERISA. The Company has not maintained, been a participating employer, contributed to, or has any liability with respect to (i) any “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA or 414(f) of the Code; (ii) any “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code; (iii) any other employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA; (iv) a “multiple employer welfare arrangement (as defined in Section 3(40) of ERISA); or (v) a “welfare benefit trust” or “voluntary employees beneficiary association” within the meaning of Sections 419, 419A or 501(a)(9) of the Code.

(f) Claims Against Plans. There are no pending or, to the Knowledge of the Company, threatened Legal Proceedings against, or, to the Knowledge of the Company, any investigations involving, any of the Company Employee Plans, the assets of any of the Company Employee Plans, any Company Employee Plan administrator or any fiduciary of the Company Employee Plans with respect to the operation of such Company Employee Plans (other than routine, uncontested benefit claims) or asserting any rights or claims to benefits under such Company Employee Plan.

(g) Effect of Transaction. Except as set forth in Section 3.18(g) of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions, contemplated by this Agreement will not (i) entitle any current or former officer, director or employee of the Company to severance pay, retention bonuses, parachute payments, or any other similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such officer, director or employee (iii) result in any forgiveness of material indebtedness or material obligation to fund benefits with respect to any such officer, director or employee, or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

(h) Code Section 409A. With respect to each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and is subject to Section 409A of the Code, (i) the written terms of such Company Employee Plan have at all times been in material compliance with, and (ii) such Company Employee Plan has, at all times while subject to Section 409A of the Code, been operated in material compliance with, Section 409A of the Code. The Company does not have any obligations under, or with respect to, any Company Employee Plan that could reasonably be expected to be subject to an excise Tax under Section 409A of the Code.

(i) Right to Amend. Except as set forth in the Option Plan, no condition exists that would prevent the Company from amending or terminating any Company Employee Plan without liability to the Company (other than for benefits accrued at the time of termination). Except as set forth in the Option Plan, the Company has expressly reserved the right to amend, modify or terminate any Company Employee Plan, or any portion of it, and has made no representations (whether orally or in writing) that would conflict with or contradict such reservation or right.

3.19 Tax Returns, Payments and Elections.

(a) The Company has filed all Tax Returns as required by applicable law. These Tax Returns are true, complete and correct in all material respects. The Company has paid all Taxes that are due and payable. All Taxes due and owing by the Company, or attributable to the Company’s existence, properties or operations have been timely paid or accrued. The Company has not elected pursuant to the Code, to be treated as a Subchapter S corporation pursuant to Section 1362(a) of the Code. The Company has not had any Tax deficiency proposed or assessed against it and the Company has not executed any waiver of any statute of limitations on the assessment or collection of any Tax. None of the Company’s federal income Tax Returns and none of its state income or franchise Tax or sales or use Tax Returns has ever been audited by Governmental Bodies.

(b) The Company is not a party to any Tax-sharing agreement, Tax indemnity agreement or Tax allocation agreement. The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(c) All Taxes that the Company is or was obligated to withhold from amounts owing to any employee, creditor or third party have been withheld and paid to the proper Governmental Body.

(d) No claim has been made by any Governmental Body in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(e) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(f) The Company is not a party to, or bound by, any closing agreement or offer in compromise with any Governmental Body. No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Governmental Body with respect to the Company.

(g) Section 3.19(g) of the Disclosure Schedule sets forth all jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment.

(h) The Company is not, and during the five years immediately preceding the date hereof, has not been, a United States real property holding company as defined by Code Section 897(c)(2).

(i) During the preceding two years, the Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(j) Since January 1, 2010, the Company has not participated in any listed transaction within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations.

(k) The Company is not required to make any adjustment pursuant to Code Section 481(a) (or any predecessor provision) or any similar provision of state, local or foreign tax law by reason of any change in accounting methods. There is no application pending with any Governmental Body requesting permission for any change in the accounting methods of the Company for Tax purposes. No Governmental Body has proposed in writing any such adjustment or change in the Company’s accounting methods for Tax purposes.

(l) All transactions or arrangements made by the Company have been made on arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented. No notice, enquiry or adjustment has been made by any Governmental Body in connection with any such transactions or arrangements.

3.20 Labor Agreements and Actions; Employee Compensation; Employment Law Compliance.

(a) The Company is not and has never been bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union, to the Company’s Knowledge, has sought to represent any of the Company Employees. There is no, and there has never been any, strike or other labor dispute involving the Company pending, or to the Company’s Knowledge, threatened. Except as set forth in Section 3.20(a) of the Disclosure Schedule, no Company Employee has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. To the Company’s Knowledge, no key employee, or group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any key employee or group of key employees. There is not, and has not been for the past three years, any labor organization representing or purporting to represent any employee of the Company, and, to the Company’s Knowledge, no labor organization or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Since January 1, 2010, there has not been, nor, to the Company’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.

(b) The Company: (i) is in material compliance and has complied in all material respects with all applicable Legal Requirements, Contracts and orders, rulings, decrees, judgments or arbitration awards of any arbitrator or any court or other Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours, equal opportunity, collective bargaining, workers’ compensation, the payment of social security and other employment-related Taxes, or other labor-related matters, including Legal Requirements, orders, rulings, decrees, judgments and awards relating to discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of Company Employees (or prospective employees or other service providers); (ii) has no liability for any arrears of wages or any employment Taxes or any penalty for failure to comply with any of the foregoing; and (iii) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Employee (other than routine payments to be made in the normal course of business and consistent with past practice).

(c) There are, and there have been, no actions, suits, claims, investigations or other legal proceedings against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Body or arbitrator in connection with the employment of any current or former employee of the Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Legal Requirements.

(d) Section 3.20(d) contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; (vi) Fair Labor Standards Act (29 U.S.C. 201, et seq.) (“FLSA”) designation; and (vii) visa and green card application status. The Company has properly classified the Company Employees pursuant to the FLSA.

(e) The Company has complied with all provisions of the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder (“IRCA”) requiring that it (i) complete Forms I-9 for all current employees hired after November 6, 1986 and (ii) reverify the employment eligibility of all current employees who listed expiration dates for their employment eligibility on Form I-9 and/or who presented certain employment eligibility documents to the Company with expiration dates. Section 3.20(e) of the Disclosure Schedule contains a true and complete list of all employees of the Company working under DHS authorization in E, F, H, J, L, M, O, P, or TN nonimmigrant visa status or with pending petitions, including specific reference to each such employee’s nonimmigrant classification, the exact date (month/day/year) each such employee’s current nonimmigrant status expires, and any steps taken by the Company to extend, amend, or change each such employee’s current nonimmigrant status. The Company has made all immigration records, including current files containing all Labor Condition Applications (“LCA”) and related public access documentation pertaining to those employees and individuals available to Parent.

3.21 Environmental Matters. The Company, the Real Property and the Company’s operations are and have been in compliance in all material respects with all applicable Environmental Laws. The Company possesses all Environmental Licenses and other Governmental Authorizations required under applicable Environmental Laws and has been in material compliance with the terms and conditions thereof. The Company has not received any notice or threatened action from a Governmental Body that alleges that the Company is not in compliance with any applicable Environmental Law. To the Knowledge of the Company, no current or prior owner of any property owned, leased or controlled by the Company has received any notice from any Government Body that alleges that such current or prior owner or the Company has not been in compliance with any applicable Environmental Law. The Company has not caused or contributed to any Environmental Release. The Company has made available to Parent accurate and complete copies of all internal and external environmental reports, audits and assessment studies in its possession or control, if any, relating to the Company, its operations, or the Real Property and has also made available to Parent all correspondence regarding environmental matters relating to the Company or its operations.

3.22 Insurance. Section 3.22 of the Disclosure Schedule set forth a list of all insurance policies maintained by the Company. Each of such insurance policies is in full force and effect and the Company is not in default under any such insurance policy. Since December 31, 2012, the Company has not received any written notice regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal of any coverage or rejection of any claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There are no self-insurance arrangements affecting the Company. To the Knowledge of the Company, such insurance policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Legal Requirements and agreements to which the Company is a party or by which it is bound.

3.23 Real Property Holding Corporation. The Company is not a “United States real property holding corporation” within the meaning of the Code and any applicable regulations promulgated thereunder.

3.24 Brokers or Finders. The Company has not incurred or agreed to incur, any liability for brokerage or finders’ fees, agents’ commissions or other similar charges in connection with this Agreement or any of the transactions contemplated hereby.

3.25 Compliance with Legal Requirements.

(a) The Company is and has been in compliance in all material respects with all Legal Requirements applicable to it or its business, properties or assets. No notice has been issued and no proceeding is pending or, to the Knowledge of the Company, threatened against the Company with respect to any alleged material violation by the Company of any Legal Requirement.

(b) The Company’s current and planned products are not required to be cleared or approved by the Food and Drug Administration (“FDA”) or any other Governmental Body prior to their manufacture, distribution, sale and marketing. The Company has no Knowledge of any actual or threatened enforcement action or investigation by the FDA or any other Governmental Body, and the Company has no Knowledge or reason to believe that the FDA or any other Governmental Body is considering such action.

(c) The Company and, to the Company’s Knowledge, all directors, officers, agents, independent contractors and employees of the Company have not, in violation of applicable Legal Requirements, directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services, (i) to obtain favorable treatment in securing business for the Company, (ii) to pay for favorable treatment for business secured for the Company, or (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of the Company’s business.

3.26 Undisclosed Liabilities; Indebtedness. As of the date of this Agreement, the Company does not have any liabilities or obligations, except (a) liabilities disclosed, reflected or reserved for in the Financial Statements, (b) liabilities of the same nature as those set forth on the balance sheet included in the Year-End Financial Statements and incurred in the ordinary course of business consistent with past practice after December 31, 2013 and that are not, individually or in the aggregate, material in amount, (c) as listed in Section 3.26 of the Disclosure Schedule, and (d) performance obligations under Contracts made in the ordinary course of business. As of the date of this Agreement, the Company has no Indebtedness, except as set forth in Section 3.26 of the Disclosure Schedule.

3.27 No Material Adverse Effect. As of the date of this Agreement, there has not been any Material Adverse Effect or any event that would reasonably be expected to result in a Material Adverse Effect.

4. REPRESENTATIONS AND WARRANTIES OF ULTIMATE PARENT, PARENT AND MERGER SUB

Each of Ultimate Parent, Parent and Merger Sub represents and warrants to the Company as follows:

4.1 Due Organization. Each of the Ultimate Parent, Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used.

4.2 Non-Contravention; Consents.

(a) Non-Contravention. Neither: (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; nor (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of such other agreements, documents or instruments, will (with or without notice or lapse of time) contravene, conflict with or result in a violation of any of the provisions of the organizational documents of Ultimate Parent, Parent or Merger Sub or any provision of any material contract to which Ultimate Parent, Parent or Merger Sub is bound.

(b) Consents. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filings, consents and authorizations required under any applicable Antitrust Law, none of Ultimate Parent, Parent or Merger Sub will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

4.3 Authority; Binding Nature of Agreement. Each of Ultimate Parent, Parent and Merger Sub has the power and authority to enter into and perform its obligations under this Agreement and under each other agreement referred to in this Agreement to which it is a party; and the execution, delivery and performance by Ultimate Parent, Parent and Merger Sub of this Agreement and any of each such other agreement have been duly authorized by all necessary action on the part of Ultimate Parent, Parent and Merger Sub. This Agreement and each other agreement referred to in this Agreement to which Ultimate Parent, Parent or Merger Sub is a party constitutes the legal, valid and binding obligation of Ultimate Parent, Parent and Merger Sub, as the case may be, enforceable against it in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.4 Legal Proceedings. There is no pending Legal Proceeding and, to the Knowledge of Ultimate Parent, Parent and Merger Sub, no Person has threatened to commence any Legal Proceeding, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.

4.5 Due Diligence Investigation. Ultimate Parent, Parent and Merger Sub have had an opportunity to discuss the business, management, operations and finances of the Company with the Company’s officers, directors, employees, agents, representatives and Affiliates, and have had an opportunity to inspect the facilities of the Company. Ultimate Parent, Parent and Merger Sub have conducted their own independent investigation of the Company. Ultimate Parent, Parent and Merger Sub have entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any projection or forecast regarding future results or activities or the probable success or profitability of the Company. Ultimate Parent, Parent and Merger Sub acknowledge that no current or former stockholder, director, officer, employee, Affiliate or advisor of the Company has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement.

4.6 Sufficient Funds. As of the date hereof, Parent has sufficient funds available to it, without requiring the prior consent, approval or other discretionary action of any third party, to make the payments required under Section 1 and to pay all fees and expenses to be paid by Parent and Merger Sub in connection with the Investment Closing, and, as of the Merger Closing Date, Parent will have sufficient funds or sources of funds available to it to make the payments required under Section 2, to pay all fees and expenses to be paid by Parent and Merger Sub in connection with the transactions contemplated by this Agreement, and to satisfy any other payment obligations that may arise in connection with, or may be required in order to consummate, the transactions contemplated by this Agreement. Parent and Merger Sub expressly acknowledge that Parent’s and Merger Sub’s ability to obtain financing is not a condition to the obligations of Parent and Merger Sub hereunder.

4.7 Brokers or Finders. None of Ultimate Parent, Parent and Merger Sub has incurred or agreed to incur any liability for brokerage or finders’ fees, agents’ commissions or other similar charges in connection with this Agreement or any of the transactions contemplated hereby.

4.8 No Other Representations or Warranties. Each of Ultimate Parent, Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3 (as modified by the Disclosure Schedules) and in the Related Documents and the Company Merger Closing Certificate, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any other Person (including its Affiliates, stockholders, officers, directors, employees, agents or representatives). The Company makes no representations or warranties to Ultimate Parent, Parent or Merger Sub regarding any projection or forecast regarding future results or activities or the probable success or profitability of the Company.

4.9 Investment Representations. Parent understands that the Parent Shares have not been registered under the Securities Act and that the Parent Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Parent’s representations contained in the Agreement. The Parent Shares will be acquired by Parent for its own account, and not as a nominee or agent, for investment purposes and not with a view to, or for sale in connection with, any distribution. Parent does not presently have any contract, undertaking or agreement with any Person to sell, transfer or grant participation rights to any Person with respect to any of the Parent Shares. Parent is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act. Parent acknowledges and agrees that the Parent Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Parent acknowledges that, except as set forth in the Investors’ Rights Agreement, the Company has no obligation to register or qualify the Parent Shares for resale and that if an exemption from registration or qualification is available, such exemption may be conditioned on various requirements including, without limitation, the time and manner of sale of the Parent Shares and the holding period for the Parent Shares, as well as various requirements relating to the Company which are outside of Parent’s control and which the Company is under no obligation and may not be able to satisfy. Parent believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Parent Shares. Parent further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Parent Shares and the business, properties, financial condition and prospects of the Company.

5. CERTAIN PRE-MERGER CLOSING COVENANTS

5.1 Access and Investigation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 9 or the Effective Time (the “Pre-Merger Closing Period”), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s Representatives, personnel and assets and to existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

5.2 Operation of the Business of the Company. During the Pre-Merger Closing Period, except as contemplated by this Agreement, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) the Company shall not conduct its business and operations except in the ordinary course;

(b) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of any shares of capital stock or otherwise make any payments to stockholders in their capacity as such;

(c) the Company shall not commit to, or make, any material capital expenditures not contemplated by the Company’s business plan as in effect on the date of the Investment Closing, other than in the ordinary course of business;

(d) the Company shall not sell, license, transfer or dispose of any of its material assets, other than in the ordinary course of business or in connection with sales or licenses of its products;

(e) the Company shall not: (i) incur any Indebtedness in excess of $5 million in the aggregate after the date of the Investment Closing, other than in the ordinary course of business; or (ii) permit any of its assets or properties to becomes subject to any material Encumbrance;

(f) the Company shall not make any material change to the compensation or benefits of any of the executives, employees or directors of the Company other than in the ordinary course of business;

(g) the Company will not make any loans to any of its officers, directors, employees, Affiliates, agents or consultants (other than business expense advances in the ordinary course of business);

(h) the Company will not enter into or amend any agreement or take any other action if any such agreement, amendment or action would require the consent of any third party to the consummation of the transactions contemplated by this Agreement or would reasonably be expected to cause any of the conditions to the Closing set forth in Section 7 to fail to be satisfied as of the Merger Closing Date (including the issuance of any capital stock to any party that will not approve this Agreement and the transactions contemplated hereby and cause the Required Merger Stockholder Votes to be rescinded or not otherwise met);

(i) the Company will not enter into any Contract that results in a Capital Lease Obligation or otherwise incur any Capital Lease Obligations if the aggregate amount under all Capital Lease Obligations entered into or otherwise incurred after the Investment Closing Date would exceed $200,000 (it being acknowledged and agreed that this Section 5.2(i) will not apply to any lease related to real property or any improvements to real property to the extent reflected in the Company’s business plan as in effect on the date of the Investment Closing); and

(j) the Company will not authorize any of, or commit, resolve or agree to take any of the foregoing actions.

5.3 Notification of Updates. During the Pre-Merger Closing Period, each party hereto shall promptly notify the other parties hereto in writing of: (a) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that could cause or constitute a material breach of or a material inaccuracy in any representation or warranty made by such party in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; (b) any material breach of any covenant or obligation of such party; (c) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 or Section 8 impossible or unlikely; (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (e) any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement. In addition, during the Pre-Merger Closing Period, the Company will promptly notify Parent of: (x) any issuance, sale or other disposition of any capital stock, or grant of any options other than to employees under the Option Plan, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any capital stock (other than as contemplated by this Agreement); (y) any acceleration, termination, material modification to or cancellation of, or any waiver of any material right under, any Material Contract, and any entrance into any Contract with any Insider or Affiliate; and (z) incurrence, assumption or guarantee of any Indebtedness, except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice. No notifications under this Section 5.3 will affect the Parent Indemnified Parties’ rights to indemnification under Section 10.

5.4 Stockholder Consents.

(a) The Company shall use commercially reasonable efforts to obtain, as promptly as practicable, the Required Merger Stockholder Votes, either at a special meeting of stockholders or pursuant to a written stockholder consent, all in accordance with the applicable requirements of the DGCL. If the Required Merger Stockholder Votes are obtained by means of a written consent, pursuant to Sections 228 and 262(d) of the DGCL, the Company shall send a written notice to all stockholders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available pursuant to Section 262 of the DGCL (which notice shall include a copy of such Section 262).

(b) The Company shall use commercially reasonable efforts to obtain, as promptly as practicable, the Required Certificate Amendment Votes, either at a special meeting of stockholders or pursuant to a written stockholder consent, all in accordance with the applicable requirements of the DGCL. If the Required Certificate Amendment Votes are obtained by means of a written consent, pursuant to Section 228 of the DGCL, the Company shall send a written notice to all stockholders of the Company that did not execute such written consent informing them that the Certificate Amendment was adopted and approved by the stockholders of the Company.

5.5 Pre-Merger Services. The Parent and the Company will negotiate in good faith and use commercially reasonable efforts to enter into an agreement or agreements addressing the services and obligations set forth on Appendix 1 attached hereto within sixty (60) days after the Investment Closing.

6. CERTAIN COVENANTS OF THE PARTIES

6.1 Filings and Consents.

(a) Filings. Each party to this Agreement shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Each Party to this Agreement shall respond as promptly as practicable to any inquiries or requests received from any state attorney general, antitrust authority or other Governmental Body in connection with antitrust or related matters. Subject to the confidentiality provisions of the Confidentiality Agreement, each of Parent and the Company shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) this Section 6.1. Promptly following Parent’s receipt of written notice of the Commercial Milestone Achievement from the Company, Parent and the Company will determine whether premerger notification under any applicable Antitrust Law is required; provided that the Parent and the Company acknowledge and agree that, as of the date of this Agreement, no premerger notification is required under any applicable Antitrust Law. If such parties determine that any such notification is required, each party to this Agreement will use commercially reasonable efforts to file, as soon as practicable after such determination, each required notification, and to submit promptly any additional information requested by any applicable Governmental Body. Parent and the Company will equally split all filing fees payable under the HSR Act and any other applicable Antitrust Law.

(b) Efforts. Each Party to this Agreement shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; and (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement, Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 6.1 requires the Ultimate Parent, Parent or any of their Affiliates to propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets or businesses or otherwise take any action that limits the Ultimate Parent’s, Parent’s or any such Affiliate’s freedom of action with respect to, or its ability to retain any businesses, product lines or assets.

6.2 Public Announcements. Unless otherwise required by applicable Legal Requirements or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement will make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties (which consent will not be unreasonably withheld or delayed), and the parties will cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, Ultimate Parent and Parent may include disclosures relating to this Agreement and the transactions contemplated herein in Ultimate Parent’s filings with the Securities and Exchange Commission (the “SEC”), and otherwise as required by the SEC and Nasdaq; provided, that Ultimate Parent will make good faith efforts to provide Stockholders’ Agent with written notice of any such disclosures made prior to the Merger Closing and will consider in good faith the views of Stockholders’ Agent with respect to such disclosures, except to the extent that any such disclosures are substantially similar to the information contained in previous public disclosures made by Ultimate Parent or Parent.

6.3 Reasonable Efforts. Prior to the Merger Closing: (a) the Company shall use commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis; and (b) Ultimate Parent, Parent and Merger Sub shall use commercially reasonable efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis.

6.4 Tax Returns. Parent shall prepare and timely and properly file or cause to be prepared and timely and properly filed all Tax Returns with respect to the Company or in respect of its business, assets, or operations which Tax Returns are for taxable periods that begin on or before the Merger Closing Date and are due (taking timely-requested extensions into account) after the Merger Closing Date.

6.5 D&O Indemnification and Insurance.

(a) The Company shall obtain, at the sole expense of the Securityholders, “tail” directors’ and officers’ liability insurance coverage for the Company’s directors and officers immediately prior to the Effective Time, which shall provide such directors and officers with coverage with respect to claims arising out of or relating to events which occurred on or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement) for six years following the Effective Time of not less than the existing coverage under, and have other terms not less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company (the “Tail Insurance”).

(b) During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause the organizational documents of the Surviving Corporation to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of the Company’s current or former directors and officers (each, a “D&O Indemnified Party” and collectively, the “D&O Indemnified Parties”), in each case in their capacities as officers or directors of the Surviving Corporation, occurring at or prior to the Effective Time, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the organizational documents of the Surviving Corporation as of the date hereof, and, during such six-year period, except as required by applicable Legal Requirements, such provisions shall not be repealed, amended or otherwise modified in any manner that adversely affects the rights of the D&O Indemnified Parties thereunder.

(c) If Parent or the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume all of the obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 6.5.

(d) The provisions of this Section 6.5 shall survive the consummation of the Merger and (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party and his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect the rights of any D&O Indemnified Party under this Section 6.5 without the consent of such affected D&O Indemnified Party.

6.6 Continuing Employees.

(a) Subject to applicable Legal Requirements, as of the Effective Time, Parent shall provide individuals who are employed by the Company immediately prior to the Effective Time and are employed by Parent or one of its Affiliates after the Effective Time (a “Continuing Employee”) with salaries, wages, bonuses and other compensation substantially comparable to the salaries, wages, bonuses and other compensation provided by the Company at the Effective Time and with employee benefits pursuant to the terms of employee benefit arrangements of Parent and its Affiliates (such arrangements the “Parent Benefit Arrangements”) that are substantially comparable in the aggregate to the employee benefits provided under the Parent Benefit Arrangements to similarly situated employees of Parent within the same region or country, as applicable. The obligations of Parent and its Affiliates under this Section 6.6(a) are only applicable as of the Effective Time and will not continue for any period of time following the Effective Time.

(b) Subject to applicable Legal Requirements, Parent shall: (i) provide credit to the Continuing Employees for their past service with the Company for purposes of eligibility and vesting under the Parent Benefit Arrangements; (ii) grant the Continuing Employees such service credit for purposes of Parent’s vacation leave policy; (iii) cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Benefit Arrangements that are group health plans to be waived with respect to such Continuing Employees and their eligible dependents; and (iv) use commercially reasonable efforts to provide Continuing Employees with credit for any co-insurance payments and deductibles made during the plan year in which the Effective Time occurs for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent Benefit Arrangements in which they are eligible to participate after the Merger Closing Date.

6.7 Call Right. If the Merger Closing does not occur on or before September 1, 2015, then, at any time thereafter, the Company shall have the right to purchase all of the Parent Shares held by Parent and its assignees, transferees and successors (the “Repurchase”) in exchange for a cash payment equal to the sum of (a) the Investment Purchase Price plus (b) the product of (i) the Investment Purchase Price, (ii) four percent (4%) and (iii) the quotient of (A) the number of complete days that have elapsed between the Investment Closing Date and the date of the Repurchase and (B) three hundred and sixty-five (365) (the “Repurchase Price”) by providing written notice to Parent and its assignees, transferees and successors of the Company’s election of such right (the “Repurchase Notice”). The Company shall effect the Repurchase on a date that is not more than one-hundred twenty (120) days after it provides written notice of the Repurchase election to Parent and its assignees, transferees and successors (the “Repurchase Closing”). At the Repurchase Closing, (1) Parent (or its assignees, transferees or successors) will deliver to the Company the original stock certificate evidencing the Parent Shares, free and clear of all Encumbrances, and a duly executed irrevocable stock power for the Parent Shares executed in blank by Parent in form and substance satisfactory to the Company and (2) Company will deliver to Parent the Repurchase Price. In addition to all of the other restrictions on, and obligations of, Parent with respect to any sale, assignment or other transfer of the Parent Shares under the Company’s bylaws, certificate of incorporation, the ROFR Agreement, the Investors’ Rights Agreement, the Voting Agreement and applicable law, as a condition precedent to any sale, assignment or other transfer of any Parent Shares, the purchaser, assignee or transferee of such Parent Shares shall agree in writing with the Company that such purchaser, assignee or transferee and such Parent Shares shall be subject to the rights of the Company, and the obligations of Parent, under this Section 6.7.

6.8 Commercial Milestone Updates. Within ten days after the end of each month following the Investment Closing, the Company will provide Parent with a written report setting forth its progress in meeting the Commercial Milestone Achievement, including a list of the customers to which CyPlex™ analyzers have been sold and the nature of such customers, the number of CyPlex™ cartridges that have been sold, and any discounts granted in connection with such sales. Upon achievement of the Commercial Milestone Achievement, the Company will provide prompt written notice to Parent of such achievement. At reasonable times during normal business hours and upon reasonable notice provided to the Company, the Company shall permit the Parent and its Representatives to examine the financial books and records of the Company to the extent necessary for the Company to verify the progress toward and achievement of the Commercial Milestone Achievement.

6.9 No Solicitation of Other Bids.

(a) During the Pre-Merger Closing Period, the Company will not, and will not authorize any of its Affiliates or Representatives to, directly or indirectly, (a) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (b) discuss or negotiate with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (c) recommend or enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. During the Pre-Merger Closing Period, the Company will immediately cease and cause to be terminated, and will cause its Affiliates and Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.

(b) In addition to the other obligations under this Section 6.9, the Company will promptly (and in any event within one Business Day after receipt thereof by the Company or its Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same; provided, that the Company shall not be obligated to disclose to Parent any of such material terms and conditions of such request, Acquisition Proposal or inquiry, and/or the identity of the Person making the same if the Company is under an obligation of confidentiality to a third party with respect to such information.

6.10 Option Holder and Warrant Holder Agreements. Prior to the Merger Closing, the Company will use commercially reasonable efforts to obtain (a) executed Agreements of Option Holder from the holders of all outstanding Company Options, substantially in the form of Exhibit G attached to this Agreement (the “Agreements of Option Holder”), and (b) executed Agreements of Warrant Holder from the holders of all outstanding Company Warrants, substantially in the form of Exhibit H attached to this Agreement (the “Agreements of Warrant Holder”).

7. CONDITIONS PRECEDENT TO MERGER OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to consummate the Merger and to otherwise consummate the transactions related to the Merger contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Merger Closing, of each of the following conditions:

7.1 Accuracy of Representations. Each of the representations and warranties made by the Company in Sections 3.1, 3.4, 3.9, 3.19 and 3.25 shall be accurate in all material respects as of the Merger Closing Date as if made on and as of the Merger Closing Date (it being understood that any inaccuracies of such representations and warranties that are not adverse to the Company will be disregarded for purposes of this determination). Each of the other representations and warranties made by the Company in Section 3 of this Agreement shall be accurate as of the Merger Closing Date as if made on and as of the Merger Closing Date except for inaccuracies of such representations and warranties the circumstances giving rise to which do not constitute, in the aggregate, a Material Adverse Effect.

7.2 Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Merger Closing shall have been complied with and performed in all material respects.

7.3 Governmental Consents. All filings with, and other Consents of, all Governmental Bodies required to be made and obtained by the Company in connection with the Merger and the other transactions contemplated by this Agreement shall have been made and obtained by the Company, as the case may be, and shall be in full force and effect and, if applicable, any waiting period under the HSR Act shall have expired or been terminated.

7.4 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

7.5 Stockholder Approval. The Required Merger Stockholder Votes will continue to be in effect for the adoption of this Agreement and approval of the other transactions contemplated by this Agreement and will not have been rescinded, and the number of Dissenting Shares will not exceed five percent (5%) of the number of outstanding shares of Company Capital Stock as of the Effective Time.

7.6 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) the Escrow Agreement, duly executed by the Stockholders’ Agent and the Escrow Agent;

(b) a certificate duly executed on behalf of the Company by the chief executive officer of the Company and containing the representation and warranty of the Company that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.4, 7.5, and 7.8 have been duly satisfied (the “Company Merger Closing Certificate”);

(c) written resignations of all officers and directors of the Company, effective as of the Effective Time;

(d) the Certificate of Merger, duly executed by the Company;

(e) certificates of good standing/legal existence issued by the Secretary of State of the States of Delaware and Connecticut dated within ten (10) days prior to the Merger Closing Date;

(f) not more than 30 days prior to the Merger Closing, a certificate in such form as may be reasonably requested by counsel for the Parent certifying that the Company is not on the date of the certificate a United States real property holding company as that term is defined in Code Section 897(c)(2), and has not been such during the five year period immediately preceding the date of such certificate;

(g) all material authorizations, approvals and consents from third parties that are required by the Company in connection with the consummation of the Merger that were not obtained as of the Investment Closing; and

(h) from each holder of any Indebtedness of the Company outstanding as of the Merger Closing Date, a duly executed payoff letter and release setting forth the total amount of outstanding Indebtedness due such Person, including accrued interest and any prepayment fees or penalties, as of the Merger Closing Date, and a release of any Encumbrances relating to such Indebtedness upon payment in full of the amounts due to such Person.

7.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.8 Achievement of Commercial Milestones. The Company shall have (a) sold, leased or licensed a CyPlex™ analyzer to at least ten (10) separate, independent, unaffiliated third-party customers, including at least one for-profit pharmaceutical customer and (b) sold at least five hundred (500) CyPlex™ cartridges (the “Commercial Milestone Achievement”); provided, that (i) any sale of a CyPlex™ analyzer made for less than $15,000, (ii) any lease or license of a CyPlex™ analyzer made at a discount of more than 50% from the Company’s then most current advertised list lease or license price for such product, (iii) any sale of a CyPlex™ cartridge for less than the product of (1) $2.50, multiplied by (2) the number of analytes in each well in such cartridge, multiplied by (3) the number of wells in such cartridge (for example, a 16 well, 8 analyte cartridge that is sold for less than $320 would be excluded from the calculation of the Commercial Milestone Achievement), or (iv) any sale, lease or license of any such products to Parent and its Affiliates, will not be treated as a sale, lease or license for purposes of determining whether the Commercial Milestone Achievement has occurred; and the Company shall have provided Parent with written certification of the same. For purposes of clarification, all sales, leases, licenses of CyPlex™ analyzers and cartridges that have occurred prior to the date of this Agreement count toward the Commercial Milestone Achievement.

8. CONDITIONS PRECEDENT TO MERGER OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the Merger and to otherwise consummate the transactions related to the Merger contemplated by this Agreement are subject to the satisfaction (or waiver by the Company), at or prior to the Merger Closing, of each of the following conditions:

8.1 Accuracy of Representations. Each of the representations and warranties made by Ultimate Parent, Parent and Merger Sub in this Agreement shall be accurate in all material respects as of the Merger Closing Date as if made on and as of the Merger Closing Date, other than representations and warranties which by their terms are made as of a specific date, which shall have been accurate in all material respects as of such date.

8.2 Performance of Covenants. All of the covenants and obligations that Ultimate Parent, Parent and Merger Sub are required to comply with or to perform at or prior to the Merger Closing shall have been complied with and performed in all material respects.

8.3 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

8.4 Stockholder Approval. The Required Merger Stockholder Votes will continue to be in effect for the adoption of this Agreement and approval of the other transactions contemplated by this Agreement and will not have been rescinded.

8.5 Documents. The Company shall have received the following agreements and documents: (a) the Escrow Agreement, duly executed by Parent and the Escrow Agent; and (b) a certificate duly executed on behalf of Parent by an officer of Parent and containing the representation and warranty of Parent that the conditions set forth in Sections 8.1, 8.2, 8.3 and 8.7 have been satisfied (the “Parent Merger Closing Certificate”).

8.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

8.7 Governmental Consents. All filings with, and other Consents of, all Governmental Bodies required to be made and obtained by Ultimate Parent, Parent and Merger Sub in connection with the Merger and the other transactions contemplated by this Agreement shall have been made and obtained by Ultimate Parent, Parent and Merger Sub, as the case may be, and shall be in full force and effect and, if applicable, any waiting period under the HSR Act shall have expired or been terminated.

8.8 Delivery of Merger Consideration. Parent shall have delivered by wire transfer of immediately available funds (a) the Escrow Amount to the Escrow Agent, (b) the Stockholder Expense Fund Initial Amount to the Stockholder Expense Fund Agent, (c) the Payment Fund to the Payment Agent and (d) the consideration payable to the holders of the Outstanding Options set forth in Section 2.7(a)(i) to such holders through the payroll service of the Company.

9. TERMINATION

9.1 Termination Events. This Agreement may be terminated prior to the Merger Closing (whether before or after the adoption of this Agreement by the Company’s stockholders):

(a) by the mutual written consent of Parent and the Company;

(b) by Parent or the Company if the Investment Closing has not taken place on or before 5:00 p.m. (Eastern time) on April 7, 2014;

(c) by Parent or the Company if the Commercial Milestone Achievement has not occurred on or before 5:00 p.m. (Eastern time) on the first anniversary of the Investment Closing Date; provided that such date may be extended by Parent for a period of ninety (90) days if Parent provides written notice to the Company of its election to so extend such date at any time prior to the first anniversary of the Investment Closing Date;

(d) by Parent if the Merger Closing has not taken place on or before 5:00 p.m. (Eastern time) on the earlier of (i) September 1, 2015 and (ii) the date that is the first Business Day of the first month that is no less than thirty (30) days (or sixty (60) days, if any approval or waiting period is required under any applicable Antitrust Law prior to consummation of the Merger) following the occurrence of the Commercial Milestone Achievement (in either such case, other than as a result of any failure on the part of Ultimate Parent, Parent or Merger Sub to comply with or perform any of its covenants or obligations set forth in this Agreement or in any other agreement or instrument delivered to the Company in connection with the transactions contemplated by this Agreement);

(e) by the Company if the Merger Closing has not taken place on or before 5:00 p.m. (Eastern time) on the earlier of (i) September 1, 2015 and (ii) the date that is the first Business Day of the first month that is no less than thirty (30) days (or sixty (60) days, if any approval or waiting period is required under any applicable Antitrust Law prior to consummation of the Merger) following the occurrence of the Commercial Milestone Achievement (in either such case, other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent in connection with the transactions contemplated by this Agreement);

(f) by either Parent or the Company if: (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or (ii) there shall be any applicable Legal Requirement enacted, promulgated, issued or deemed applicable to the Merger by any Governmental Body that would make consummation of the Merger illegal;

(g) by Parent if: (i) the representations and warranties of the Company contained in this Agreement shall have become inaccurate as of a date subsequent to the date of this Agreement such that the condition set forth in Section 7.1 would not be satisfied; or (ii) the covenants of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied (in each such case, other than as a result of any failure on the part of Ultimate Parent, Parent or Merger Sub to comply with or perform any of its covenants or obligations set forth in this Agreement); provided, however, that if an inaccuracy in any of the representations and warranties of the Company as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company through the use of reasonable efforts within thirty (30) days after Parent notifies the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 9.1(g) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period; provided the Company, during the Company Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(g) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Company Cure Period); or

(h) by the Company if: (i) the representations and warranties of Ultimate Parent, Parent or Merger Sub contained in this Agreement shall have become inaccurate as of a date subsequent to the date of this Agreement such that the condition set forth in Section 8.1 would not be satisfied; or (ii) the covenants of Ultimate Parent, Parent or Merger Sub contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied (in each such case, other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement); provided, however, that if an inaccuracy in any of the representations and warranties of Ultimate Parent, Parent or Merger Sub as of a date subsequent to the date of this Agreement or a breach of a covenant by Ultimate Parent, Parent or Merger Sub is curable through the use of reasonable efforts within thirty (30) days after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 9.1(h) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period; provided Parent, during the Parent Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(h) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Parent Cure Period).

9.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 9.1, Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 9.1, the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

9.3 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate without liability of any party (or any stockholder, member, partner, director, manager, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement, except that (a) the obligations in the Confidentiality Agreement, Section 6.7, this Section 9, Section 10 and Section 11 will survive such termination and (b) no party to this Agreement shall be relieved of any obligation or liability arising from any breach by such party of any representation or warranty or any breach by such party of any covenant or obligation set forth in this Agreement or fraud.

10. INDEMNIFICATION, ETC.

10.1 Survival of Representations, Etc.

(a) General Survival. Subject to Section 10.1(b) and Section 10.1(c), the representations and warranties made by the parties in this Agreement and the representations and warranties of the parties in the certificates delivered at the Merger Closing (and their respective rights to indemnification under Section 10.2(a)(i) and (ii) and Section 10.2(b)(i) and (ii) with respect thereto) shall survive the Effective Time and shall expire on the fifteen (15) month anniversary of the Merger Closing Date (the “Termination Date”); provided, however, that if, at any time prior to the Termination Date, any Indemnified Party delivers to an Indemnifying Party a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Termination Date until such time as such claim is resolved.

(b) Specified Representations. Notwithstanding anything to the contrary contained in Section 10.1(a), (i) the Specified Representations (and their respective rights to indemnification under Section 10.2(a)(i) and (ii) and Section 10.2(b)(i) and (ii) with respect thereto) shall survive the Effective Time until the expiration of the statute of limitations applicable thereto and (ii) the representations and warranties of the Company set forth in Section 3.9 (and Parent’s right to indemnification under Section 10.2(a)(i) and (ii) with respect to such representations and warranties) shall survive the Effective Time until the earliest of (A) the expiration of the statute of limitations applicable thereto, (B) the Earn-Out Outside Date and (C) the date of an Earn Out Trigger Event; provided, however, that if, at any time prior to such expiration date, any Indemnified Party delivers to the Indemnifying Party a written notice alleging the existence of an inaccuracy in or a breach of any of such Specified Representations or the representations and warranties of the Company in Section 3.9 and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is resolved.

(c) Fraud. Notwithstanding anything to the contrary contained in Section 10.1(a) and 10.1(b), the limitations set forth in Section 10.1(a) and 10.1(b) shall not apply in the case of claims based upon fraud.

10.2 Indemnification.

(a) Securityholder Indemnification. From and after the Effective Time (but subject to Section 10.1), each Securityholder, severally (based on such Securityholder’s Fully Diluted Percentage) and not jointly, shall indemnify, defend and hold harmless each of the Ultimate Parent, Parent, Merger Sub and their respective Affiliates and Representatives (collectively, the “Parent Indemnified Parties”) from and against any Damages which are incurred by the Parent Indemnified Parties as a result of:

(i) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;

(ii) any inaccuracy in or breach of any representation or warranty made by the Company in the Company Merger Closing Certificate; or

(iii) any breach of any covenant or obligation of the Company in this Agreement.

(b) Parent Indemnification. From and after the Effective Time (but subject to Section 10.1), Ultimate Parent, Parent and Merger Sub, jointly and severally, shall indemnify, defend and hold harmless each Securityholder and their respective Affiliates and Representatives from and against any Damages which are incurred by such Securityholder as a result of:

(i) any inaccuracy in or breach of any representation or warranty made by the Ultimate Parent, Parent or Merger Sub in this Agreement;

(ii) any inaccuracy in or breach of any representation or warranty made by Parent in the Parent Merger Closing Certificate; or

(iii) any breach of any covenant or obligation of the Ultimate Parent, Parent or Merger Sub in this Agreement.

10.3 Limitations.

(a) Baskets. Subject to Section 10.3(b), Parent shall not have any rights under Section 10.2(a)(i) or Section 10.2(a)(ii) for any inaccuracy in or breach of any representation or warranty in this Agreement resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances that do not exceed $60,000 (“De Minimis Losses”), and the De Minimis Losses will not be counted toward the Aggregate Basket unless all such De Minimis Losses exceed $300,000 in the aggregate, in which case all such De Minimis Losses in excess of $300,000 will be counted toward such Aggregate Basket. Subject to immediately preceding sentence, and Section 10.3(b), Parent shall not have any rights under Section 10.2(a)(i) or Section 10.2(a)(ii) for any inaccuracy in or breach of any representation or warranty in this Agreement or the Company Merger Closing Certificate except to the extent that the total amount of all recoverable Damages that has been incurred by Parent for inaccuracies in or breach of such representations or warranties of the Company exceeds $600,000 in the aggregate (the “Aggregate Basket”); if the total amount of such Damages exceeds the Aggregate Basket, then Parent shall be entitled to be indemnified only for the portion of such Damages exceeding the Aggregate Basket.

(b) Applicability of Baskets. The limitations set forth in Section 10.3(a) shall not apply: (i) in the case of fraud; or (ii) to inaccuracies in or breaches of any of the Specified Representations.

(c) Recourse to Escrow. Subject to Section 10.3(d), recourse by Parent to the then remaining Escrow Amount in the Escrow Fund shall be Parent’s sole and exclusive remedy for monetary Damages resulting from the matters referred to in Section 10.2(a) and in no event shall Parent have the right to collect any payment or other consideration from any Securityholder in respect of such Damages or otherwise exercise any other right or remedy against any Securityholder under this Agreement, any certificate or document executed and delivered pursuant to this Agreement, applicable law or otherwise in respect of such Damages.

(d) Applicability of Liability Cap. The limitations set forth in Section 10.3(c) shall not apply: (i) in the case of fraud; (ii) to inaccuracies in or breaches of any of the Specified Representations; (iii) to the matters referred to in Section 10.2(a)(iii); or (iv) to inaccuracies in or breaches of any of the representations and warranties set forth in Section 3.9; provided, however, that the aggregate amount of Damages that Parent can recover as a result of inaccuracies in or breaches of any of the representations and warranties set forth in Section 3.9 shall not exceed $10,000,000 and any claim for indemnification by Parent as a result of inaccuracies in or breaches of any of the representations and warranties set forth in Section 3.9 shall be solely and exclusively satisfied with the then remaining Escrow Amount in the Escrow Fund and, only after the there is no Escrow Amount remaining in the Escrow Fund, the reduction of the amounts, if any, payable by Parent under Section 2.5(d); in no event shall Parent have the right to collect any payment or other consideration from any Securityholder in respect of Damages as a result of inaccuracies in or breaches of any of the representations and warranties set forth in Section 3.9 or otherwise exercise any other right or remedy against any Securityholder under this Agreement, any certificate or document executed and delivered pursuant to this Agreement, applicable law or otherwise in respect of such Damages. With respect to Damages incurred by the Parent as a result of (A) fraud, (B) inaccuracies in or breaches of any the Specified Representations or (C) the matters referred to in Section 10.2(a)(iii), the Parent shall seek to recover amounts in respect of any claim for such Damages from the Escrow Fund prior to seeking to recover amounts in respect of such claim for Damages directly from any Securityholder according to such Securityholder’s Fully Diluted Percentage of such Damages up to the amount actually received by such Securityholder under Section 2.6 and/or Section 2.7. Notwithstanding any other provision set forth herein, the maximum aggregate amount that Parent may recover from any Securityholder shall be limited to that portion of the Aggregate Merger Consideration actually received by such Securityholder under Section 2.6 and/or Section 2.7.

(e) Calculation of Damages. The Damages suffered by any Indemnified Party shall be calculated after giving effect to any amounts recovered from third parties, including insurance proceeds (net of deductibles or other Damages incurred by such Indemnified Party as a result of such claim, all direct collection expenses and any increased premium costs), and taking into account any tax benefit actually realized or incurred by the Indemnified Party and its Affiliates that is associated with such Damages or the receipt of an indemnification payment in respect thereof (it being understood and agreed that the Indemnified Parties shall use their commercially reasonable efforts to seek insurance recoveries in respect of Damages to be indemnified hereunder). If any insurance proceeds or other recoveries from third parties are actually realized by an Indemnified Party subsequent to the receipt by such Indemnified Party of an indemnification payment hereunder in respect of the claims to which such insurance proceedings or third party recoveries relate, the Indemnified Party shall hold such amounts in trust, and appropriate refunds shall be made promptly to the Indemnifying Party regarding the amount of such indemnification payment. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the same set of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. No liability or obligation shall constitute a breach of any representation, warranty, covenant or agreement of the Company or entitle Parent to indemnification hereunder to the extent that the liability or obligation is properly accrued for or reflected on the final Closing Payment Adjustment Statement. The Indemnified Parties shall use their respective commercially reasonable efforts to mitigate any Damages to the extent required by any Legal Requirement.

(f) No Consequential Damages. THE PARTIES HERETO ON BEHALF OF THEMSELVES AND EACH OF THEIR RESPECTIVE INDEMNIFIED PARTIES WAIVE ANY RIGHT TO RECOVER INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOST REVENUES OR PROFITS UNLESS SUCH INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL OR OTHER KIND OF SPECIAL DAMAGES ARE AWARDED TO A THIRD PARTY IN AN INDEMNIFIABLE THIRD PARTY CLAIM.

(g) Materiality Qualifiers. For the sole purpose of determining the amount of Damages (and not for determining whether or not any breaches of representations or warranties have occurred), each representation or warranty that is qualified as to materiality or Material Adverse Effect will be deemed made without any qualification as to materiality or Material Adverse Effect.

10.4 Procedures for Indemnified Claims.

(a) The party seeking indemnification under Section 10.2 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (or the Stockholders’ Agent (with a copy to the Escrow Agent) in the case of an indemnification claim pursuant to Section 10.2(a) against the Securityholders) (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Legal Proceeding by any third party (a “Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and shall be entitled to control and appoint lead counsel for such defense. The Indemnified Party shall obtain the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of a Third Party Claim.

(c) If the Indemnifying Party assumes the control of the defense of any Third Party Claim in accordance with the provisions of this Section 10.4, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of such Third Party Claim if the settlement does not release the Indemnified Party from all liabilities with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party.

(d) If the Indemnifying Party has elected to control the defense of a Third Party Claim, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party.

(e) Each party hereto shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(f) In the event an Indemnified Party has a claim for indemnity under Section 10.2 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party. If the Indemnifying Party disputes its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 11.8.

10.5 Treatment of Indemnification Payments. The parties agree that any indemnity payments made pursuant to this Section 10 shall be deemed to be an adjustment to the Grossed Up Closing Payment for Tax purposes to the extent permitted by applicable Legal Requirements.

10.6 Exclusive Remedy. From and after the Effective Time, subject to Section 11.10 and except in the case of fraud, this Section 10 shall constitute the sole and exclusive remedy of the parties hereto in connection with any breach or failure to be true and complete, or alleged breach or failure to be true and complete, of any representation or warranty or breach of any covenant or obligation or otherwise arising under or based upon this Agreement, the Merger and the other transactions contemplated hereby (whether based on contract, tort, strict liability, other Legal Requirements or otherwise). Notwithstanding the foregoing, this Section 10.6 does not limit any party’s rights with respect to any of the Related Documents.

11. MISCELLANEOUS PROVISIONS

11.1 Stockholders’ Agent.

(a) Appointment. By virtue of the adoption of this Agreement, the Securityholders irrevocably nominate, constitute and appoint Citron Capital Limited as the agent and true and lawful attorney in fact of the Securityholders (the “Stockholders’ Agent”), with full power of substitution, to act in the name, place and stead of the Securityholders for purposes of executing any documents and taking any actions that the Stockholders’ Agent may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with the activities, rights and obligations of the Securityholders including: (i) taking such actions and executing and delivering such amendments, modifications, waivers and consents in connection with this Agreement as the Stockholders’ Agent, in its reasonable discretion, may deem necessary, desirable or appropriate; (ii) resolving and/or settling all claims questions, disputes, conflicts and controversies under this Agreement or otherwise arising out of, or related to, this Agreement (including the determination of any amount payable under this Agreement or any claim for indemnification under Section 10 or the Escrow Agreement) as the Stockholders’ Agent, in its reasonable discretion, may deem necessary, desirable or appropriate; and (iii) providing any release or discharge on behalf of the Securityholders as the Stockholders’ Agent, in its reasonable discretion, may deem necessary, desirable or appropriate; provided, however, that such authority shall extend solely to the resolution of claims for monetary damages to be funded solely and exclusively from the Escrow Fund or Parent’s right of reduction expressly set forth in Section 10.3(d) (it being understood and hereby agreed that the Stockholders’ Agent shall not have any authority to bind any Securityholders to any agreement, commitment, settlement or otherwise in any manner whatsoever other than the release of funds from the Escrow Fund or Parent’s right of reduction expressly set forth in Section 10.3(d). Citron Capital Limited hereby accepts its appointment as Stockholders’ Agent.

(b) Authority. The Securityholders grant to the Stockholders’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of such Securityholders (in the name of any or all of the Securityholders or otherwise) any and all documents that the Stockholders’ Agent may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders’ Agent may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 11.1(a). Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated hereby: (i) Parent shall be entitled to deal exclusively with the Stockholders’ Agent on all matters relating to any claim for indemnification under Section 10 or under the Escrow Agreement within the scope of the Securityholders’ Agent’s authority under Section 11.1(a); and (ii) Parent shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Securityholder by the Stockholders’ Agent within the scope of the Securityholders’ Agent’s authority under Section 11.1(a), and on any other action taken or purported to be taken on behalf of any Securityholder by the Stockholders’ Agent within the scope of the Securityholders’ Agent’s authority under Section 11.1(a), as fully binding upon such Securityholder.

(c) Power of Attorney. The Securityholders recognize and intend that the power of attorney granted in Section 11.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Stockholders’ Agent; and (iii) shall survive the death or incapacity of each of the Securityholders.

(d) Replacement. If the Stockholders’ Agent shall die, resign, become disabled or otherwise be unable to fulfill its responsibilities hereunder, the Securityholders shall (by consent of those Persons entitled to at least a majority of the Merger Consideration), within 10 days after such death, disability or inability, appoint a successor to the Stockholders’ Agent and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Stockholders’ Agent as Stockholders’ Agent hereunder. If for any reason there is no Stockholders’ Agent at any time, all references herein to the Stockholders’ Agent shall be deemed to refer to the Securityholders.

(e) Expenses. Expenses (including attorneys’ fees and court costs) incurred by the Stockholders’ Agent in defending any claim, demand, suit, action or cause of action or otherwise performing its obligations under this Agreement or the Escrow Agreement will be paid, at the election of the Stockholders’ Agent, at any time (i) from the Stockholder Expense Fund; or (ii) otherwise by the Securityholders in accordance with their respective Fully Diluted Percentages.

(f) Indemnification. The Securityholders shall indemnify the Stockholders’ Agent and its successors and assigns from and against any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses (including attorneys’ fees and court costs) arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Stockholders’ Agent pursuant to the terms of this Agreement, except to the extent the Stockholders’ Agent was grossly negligent or engaged in willful misconduct. If not paid directly to the Stockholders’ Agent by the Securityholders, any such losses, liabilities or expenses may be recovered by the Stockholders’ Agent from the funds in the Escrow Fund otherwise distributable to the Securityholders pursuant to the terms hereof and the Escrow Agreement at the time of distribution. Notwithstanding anything to the contrary set forth herein, the Ultimate Parent and Parent will not be liable for any action or inaction of the Stockholders’ Agent, including for any payments made to or by the Stockholders’ Agent at its direction.

11.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Merger Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

11.3 Fees and Expenses. Except as otherwise expressly set forth in this Agreement and the Escrow Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement and the obtaining of any Consent required to be obtained in connection with any of such transactions; and (c) the consummation of the Merger.

11.4 Attorneys’ Fees. If any Legal Proceeding relating to the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent by electronic mail or other electronic transmission, upon delivery; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto in accordance with this Section):

If to Ultimate Parent, Parent or Merger Sub:

Research and Diagnostic Systems, Inc.

614 McKinley Place NE

Minneapolis, MN 55413

Attention: Chief Executive Officer

Facsimile: (612) 656-4514

with a copy (which will not constitute notice) to:

Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000

Minneapolis, MN 55402

Attention: Melodie Rose, Esq.; Alex Rosenstein, Esq.

Facsimile: (612) 492-7077

Email: mrose@fredlaw.com; arosenstein@fredlaw.com

If to the Company:

CyVek, Inc.

2 Barnes Industrial Road South

Wallingford, CT 06492-2432

Attention: Per Hellsund, Chief Executive Officer

Facsimile: (203) 679-0452

Email: phellsund@cyvek.com

with a copy (which shall not constitute notice) to:

Shipman & Goodwin LLP One Constitution Plaza

Hartford, CT 06103-1919

Attention: J. Dormer Stephen, Esq.

Facsimile: (860) 251-5311

Email: dstephen@goodwin.com

If to the Stockholders’ Agent:

Citron Capital Limited

Omar Hodge Building, 2nd Floor

Wickham’s Cay

Road Town

Tortola, BVI

Attention: Enrique Posner

Email: e@eposner.com

11.6 Headings. The article and section headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.7 Counterparts. This Agreement may be executed in several counterparts (including those delivered by facsimile or other electronic means), each of which shall constitute an original and all of which, when taken together, shall constitute one and the same agreement.

11.8 Governing Law; Dispute Resolution.

(a) Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware without giving effect to principles of conflicts of laws.

(b) Venue. Except as otherwise provided in the Escrow Agreement, any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including a Legal Proceeding based upon fraud) shall be brought or otherwise commenced exclusively in any state or federal court located in the State of Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware) in connection with any such Legal Proceeding; (ii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. Any party to this Agreement may make service on any another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11.5. Nothing in this Section 11.8, however, shall affect the right of any party to this Agreement to serve legal process in any other manner permitted by law.

11.9 Successors and Assigns. This Agreement shall be binding upon: (a) the Company and its successors and permitted assigns; and (b) Ultimate Parent, Parent and Merger Sub and their respective successors and assigns. This Agreement shall inure to the benefit of the Company, the Ultimate Parent, Parent and Merger Sub and the respective successors and permitted assigns of the foregoing. No party to this Agreement may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties hereto; provided, that (i) each of Ultimate Parent (after the Merger Closing) and Parent (prior to or after the Merger Closing) may assign this Agreement or any of its rights, interests or obligations hereunder to any direct or indirect parent or Subsidiary of such party without the consent of any other party hereto; provided, that Ultimate Parent and Parent (as applicable) will remain primarily liable for its obligations hereunder; and (ii) each of Ultimate Parent and Parent and their respective Affiliates may collaterally assign their rights under this Agreement to their lenders, in each case without the consent of any other party hereto.

11.10 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy at law or in equity that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

11.11 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.12 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

11.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered: (a) prior to the Merger Closing Date, on behalf of all parties hereto; and (b) after the Merger Closing Date, on behalf of Parent and the Stockholders’ Agent (acting exclusively for and on behalf of all of the Securityholders).

11.14 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.15 Parties in Interest. Except for the provisions of Section 10, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and permitted assigns (if any).

11.16 Waiver of Conflicts. Recognizing that Shipman & Goodwin LLP and Fish & Richardson P.C. (collectively “Seller Counsel”) have acted as legal counsel to the Company and that Seller Counsel may act as legal counsel to the Stockholders’ Agent or certain of the direct and indirect holders of shares of Company Capital Stock and their respective Affiliates (which will no longer include the Company after the Merger Closing), each of Ultimate Parent, Parent, Merger Sub and Company hereby waives, on its own behalf and agrees to cause its Affiliates, the Surviving Corporation and its Subsidiaries to waive, any conflicts that may arise in connection with Seller Counsel representing the Stockholders’ Agent or any direct or indirect holders of the shares of Company Capital Stock or their Affiliates after the Merger Closing as such representation may relate to Ultimate Parent, Parent, Merger Sub, the Company, the Surviving Corporation and their Subsidiaries or the transactions contemplated by this Agreement. In addition, all communications involving attorney-client confidences between direct and indirect holders of shares of Company Capital Stock, the Company and their respective Affiliates, on the one hand, and Seller Counsel, on the other hand, relating to the negotiation, documentation and consummation of the transactions contemplated by this Agreement shall be deemed to be attorney-client confidences that belong solely to the direct and indirect holders of shares of Company Capital Stock and their respective Affiliates (and not the Company or the Surviving Corporation) from and after the Effective Time. Accordingly, the Surviving Corporation shall not have access to any such communications or to the files of Seller Counsel relating to such engagement from and after the Effective Time. Without limiting the generality of the foregoing, from and after the Effective Time, (a) the direct and indirect holders of shares of Company Capital Stock and their respective Affiliates (and not the Surviving Corporation) shall be the sole holders of the attorney-client privilege with respect to such engagement, and the Surviving Corporation shall not be a holder thereof, (b) to the extent that files of Seller Counsel in respect of such engagement constitute property of the client, only the direct and indirect holders of shares of Company Capital Stock and their respective Affiliates (and not the Surviving Corporation) shall hold such property rights and (c) Seller Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Surviving Corporation by reason of any attorney-client relationship between Seller Counsel and the Company or otherwise. The Surviving Corporation is not waiving any attorney-client privilege (including relating to the negotiation, documentation and consummation of the transactions contemplated by this Agreement) in connection with any Third Party Claim.

11.17 Ultimate Parent Guarantee. Ultimate Parent hereby absolutely, irrevocably and unconditionally guarantees to the Securityholders, as primary obligor and not merely as a surety, (a) the due and punctual payment of all amounts owing by Parent under this Agreement now existing or hereafter arising and including obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, or similar proceeding with respect to Parent and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Parent under or pursuant to this Agreement now existing or hereafter arising and including obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, or similar proceeding with respect to Parent (all of the obligations described in the preceding clauses (a) and (b) being referred to herein collectively as the “Parent Obligations”). The Ultimate Parent waives presentment to, demand of payment from and protest to, Parent of any of the Parent Obligations and also waives notice of acceptance of the Parent Obligations and notice of protest for nonpayment. The obligations of the Ultimate Parent hereunder shall not be discharged or impaired or otherwise diminished by any failure, default, omission, or delay, willful or otherwise, by Parent which may or might in any manner or to any extent vary the risk of the Ultimate Parent or would otherwise operate as a discharge of the Ultimate Parent as a matter of law or equity under the provisions of this Agreement or otherwise unless provided for in this Section 11.17. This is a present and continuing guarantee of payment and performance and not of collection, and the liability of the Ultimate Parent under this Section 11.17 shall be absolute and unconditional, in accordance with its terms, and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever including, without limitation: (i) any lack of validity or enforceability of this Agreement or any other agreement or instrument relating thereto against Parent; (ii) any change in the time, place or manner of payment of, or in any other term of, all or any of the Parent Obligations, or any other amendment or waiver of or any consent to any departure from this Agreement; (iii) any change, restructuring or termination of the structure or existence of Parent, the Company or their Affiliates; (iv) any bankruptcy, receivership, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceedings with respect to Parent, the Company or their Affiliates or the properties or creditors of Parent, the Company or their Affiliates; (v) the occurrence of any default by Parent under, or any invalidity or any unenforceability of, or any misrepresentation, irregularity or other defect on the part of Parent in, this Agreement; (vi) any default, failure or delay, willful or otherwise, on the part of Parent to perform or comply with, or the impossibility or illegality of performance by Parent of, any term of this Agreement; (vii) any suit or other action brought by, or any judgment in favor of, any beneficiaries or creditors of, Parent, the Company or their Affiliates for any reason whatsoever including, without limitation, any suit or action in any way attacking or involving any issue, matter or thing in respect of this Agreement; or (viii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Parent, the Company or their Affiliates unless otherwise provided for in this Section 11.17. Notwithstanding anything to the contrary provided for in this Section 11.17, Ultimate Parent’s obligations under this Section 11.17 will be reduced by the amount of any successful indemnification claim by the Parent Indemnified Parties or the exercise of any permitted setoff rights by the Parent Indemnified Parties under Section 10.3(d). The Ultimate Parent hereby agrees upon demand to pay all reasonable costs and expenses of the Stockholders’ Agent or the Securityholders in connection with the enforcement of the Ultimate Parent’s obligations under this Section 11.17 following any breach by the Ultimate Parent of its obligations under this Section 11.17 (including the reasonable fees and disbursements of one counsel employed by the Stockholders’ Agent and/or any Securityholder).

11.18 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of: (a) the Effective Time; or (b) the date on which such Confidentiality Agreement is terminated in accordance with its terms.

11.19 Time is of the Essence. Time is of the essence with respect to the performance of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

11.20 Construction.

(a) Gender; Etc. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Ambiguities. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) Including. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) References. Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

[Remainder of page intentionally left blank]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

TECHNE CORPORATION, a Minnesota corporation

By:	/s/ Charles R. Kummeth
Name:	Charles R. Kummeth
Title:	Chief Executive Officer

RESEARCH AND DIAGNOSTIC SYSTEMS, INC., a Minnesota corporation

By:	/s/ Charles R. Kummeth
Name:	Charles R. Kummeth
Title:	Chief Executive Officer

CAYENNE MERGER SUB, INC., a Delaware corporation

By:	/s/ Charles R. Kummeth
Name:	Charles R. Kummeth
Title:	Chief Executive Officer

CYVEK, INC., a Delaware corporation

By:	/s/ Per Hellsund
Name:	/s/ Per Hellsund
Title:	Chief Executive Officer, President,
Secretary and Treasurer

STOCKHOLDERS’ AGENT: CITRON CAPITAL LIMITED

By:	Daniel E. Levy
Name:	Daniel E. Levy
Title:	Director

[SIGNATURE PAGE TO AGREEMENT OF INVESTMENT AND MERGER]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Ultimate Parent or Parent or any of their Affiliates) concerning (i) a merger, consolidation, liquidation, share exchange or other business combination transaction involving the Company; or (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company that would result in the holders of the outstanding capital stock of the Company immediately before such transaction not beneficially owning, immediately after such transaction or any other related transaction, stock or other equity interests representing at least a majority of the voting power of the Company on a fully diluted basis; or (iii) the sale, lease, exchange or other disposition of all or substantially all of the Company’s properties and assets.

“Affiliate” shall mean when used with respect to a specified Person, another Person that either directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person.

“Agreement” shall mean the Agreement of Investment and Merger to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

“Antitrust Law” shall mean the HSR Act and any other federal, state or foreign Legal Requirement designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Business Day” shall mean any day which is not a Saturday, Sunday or a day on which banks in New York, New York are authorized by applicable Legal Requirements or executive orders to be closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” shall mean the shares of Company Common Stock and Company Preferred Stock.

“Company Common Stock” shall mean the shares of Common Stock of the Company, par value $0.0001 per share.

“Company Employee” shall mean any current or former employee of the Company.

“Company Employee Plan” shall mean any material “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other plan, program, policy, practice or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is maintained, contributed to, or required to be contributed to, by the Company for the benefit of any Company Employee, or with respect to which the Company has or may have any liability or obligation.

“Company IP” means all Intellectual Property Rights owned by, purported to be owned by, or exclusively licensed to, the Company.

“Company Option” shall mean each option to purchase shares of Company Capital Stock (or exercisable for cash) outstanding under the Option Plan or otherwise.

“Company Preferred Stock” shall mean the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

“Company Warrant” shall mean each warrant to purchase shares of Company Capital Stock (or exercisable for cash).

“Confidentiality Agreement” shall mean that certain Confidential Disclosure Agreement dated September 5, 2013 by and between Parent and the Company, as amended.

“Consent” shall mean any approval, clearance, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contaminant” shall mean any material, substance, chemical, gas, liquid, waste, effluent, pollutant or contaminant which, whether on its own or admixed with another, is identified or defined in or regulated by or pursuant to any applicable Environmental Laws or which upon release into the environment presents a danger to the environment or to the health or safety or welfare of any Person including petroleum or petroleum products, natural gas, synthetic gas, radon, methylene chloride and asbestos.

“Contract” shall mean any written or oral agreement, contract, lease, understanding, arrangement, instrument or legally binding commitment or undertaking of any nature.

“Damages” shall mean all actual losses, damages, settlements, judgments, awards, fines, penalties, fees (including reasonable attorneys’ fees), charges, costs (including costs of investigation) and expenses of any nature.

“Disclosure Schedule” shall mean the schedule (dated as of the date of this Agreement) delivered to Parent on behalf of the Company.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest or encumbrance; provided that “Encumbrance” shall not include any actual or alleged infringement or misappropriation.

“Entity” shall mean any corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other enterprise, association, organization or entity.

“Environmental Laws” shall mean all Legal Requirements relating to the protection of the environment or of human health or safety or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or clean-up of any Contaminant.

“Environmental Licenses” shall mean any Consent or Governmental Authorization required by or pursuant to any applicable Environmental Laws.

“Environmental Release” shall mean the spilling, leaking, pumping, pouring, emitting, releasing, emptying, discharging, injecting, escaping, leaching, dumping, leaving, discarding or disposing of any Contaminant into or upon the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean U.S. Bank, N.A.

“Escrow Agreement” shall mean the escrow agreement to be entered into among Parent, the Stockholders’ Agent and the Escrow Agent on the Merger Closing Date, substantially in the form attached hereto as Exhibit B.

“Escrow Fund” shall mean the escrow fund established pursuant to the Escrow Agreement.

“Fully Diluted Percentage” shall mean, with respect to each Securityholder, the quotient of (a) the sum of, without duplication: (i) the aggregate number of shares of Outstanding Common Stock held by such Securityholder immediately prior to the Effective Time; plus (ii) the aggregate number of shares of Company Common Stock that are issuable upon the conversion of the shares of Outstanding Preferred Stock held by such Securityholder immediately prior to the Effective Time; plus (iii) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to Outstanding Options and Outstanding Warrants held by such Securityholder immediately prior to the Effective Time; plus (iv) the aggregate number of shares of Company Common Stock issuable upon conversion of the shares of Company Preferred Stock that are purchasable under or otherwise subject to Outstanding Warrants held by such Securityholder immediately prior to the Effective Time; and (b) the Fully Diluted Company Share Number.

“GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality or official and any court or other tribunal).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Indebtedness” shall mean, with respect to any Person, (a) all obligations of such Person for borrowed money (including, without limitation, all obligations pursuant to any sale or financing of such Person’s receivables), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (even when the rights and remedies of such Person or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) any guarantee by such Person of Indebtedness of others, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (i) all obligations in respect of any swap, forward, cap, future, or derivative transaction; provided, however, that Indebtedness shall exclude all accounts payable and accrued expenses of such Person to the extent not otherwise covered in (a) through (i) above.

“Insider” means (a) any officer, director or stockholder of the Company; (b) any individual related by blood, marriage or adoption to any individual listed in clause (a) hereof; or (c) any Affiliate of such Person listed in clauses (a) or (b) hereof.

“Intellectual Property” means and includes all algorithms, apparatus, assay components, biological materials, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software code (in any form including source code and executable or object code), subroutines, user interfaces, techniques, URLs, web sites and works of authorship.

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, mask works and design registrations; (b) trademark, service mark, trade dress, trade name rights, design rights, designation of origin, source, sponsorship or association, and similar rights, including goodwill connected therewith; (c) trade secret rights; (d) patent rights and utility model rights; (e) domain name rights; (f) publicity and privacy rights; and (g) all registrations, renewals, extensions, continuations, continuations-in-part, divisions, provisionals, re-examinations, inter partes reviews, post grant reviews, substitutions, foreign counterparts, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above.

“Investor Documents” means the ROFR Agreement, the Investors’ Rights Agreement, the Voting Agreement, Put Agreement by and between the Company and Connecticut Innovations, Inc., dated May 14, 2010, Side Agreement to Note and Warrant Purchase Agreement by and between the Company and Connecticut Innovations, Inc., dated December 30, 2013, Side Agreement to Purchase Agreement by and between the Company and Connecticut Innovations, Inc., dated January 30, 2013, all securities purchase agreements with the Securityholders, all option agreements with the Securityholders, all employment offer letter agreements with the Company Employees, all Employee Confidentiality, Non-Solicitation and Non-Competition Agreements with Company Employees and all indemnification agreements with the directors of the Company.

“Knowledge.” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter or if such individual would be expected to be aware of such fact or other matter following reasonable inquiry. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if Per Hellsund, Marty Putnam or John Leamon has Knowledge of such fact or other matter.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, inquiry, audit or examination commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Material Adverse Effect” shall mean any change, event or effect that has or would reasonably be expected to have a materially adverse effect on (i) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company or (ii) the ability of the Company to consummate the transactions contemplated hereby, except to the extent resulting from (a) changes in general local, domestic, foreign, or international economic conditions, (b) changes affecting generally the industries or markets in which the Company operates, (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, (d) any changes in applicable laws or accounting rules or principles, including changes in GAAP, (e) any other action required by this Agreement or (f) the announcement of any of the transactions contemplated by this Agreement; provided, that any event, occurrence, fact, condition, or change referred to in clauses (a), (b), (c) or (d) will be taken into account in determining whether a Material Adverse Effect has occurred (or reasonably would be expected to occur) only to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industry in which it conducts its business.

“Merger Consideration” shall mean the cash consideration that a holder of shares of Outstanding Capital Stock who does not perfect his, her or its appraisal rights under the DGCL is entitled to receive in exchange for such shares of Outstanding Capital Stock pursuant to Section 2.6.

“Non-Dissenting Stockholder” shall mean each stockholder of the Company immediately prior to the Effective Time that does not perfect such stockholder’s appraisal rights under the DGCL and is otherwise entitled to receive Merger Consideration pursuant to Section 2.6.

“Parent Material Adverse Effect” shall mean any change, event or effect that has or would reasonably be expected to have a materially adverse effect on (i) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Ultimate Parent or Parent or (ii) the ability of the Ultimate Parent, Parent or Merger Sub to consummate the transactions contemplated hereby, except to the extent resulting from (a) changes in general local, domestic, foreign, or international economic conditions, (b) changes affecting generally the industries or markets in which the Ultimate Parent or Parent operates, (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, (d) any changes in applicable laws or accounting rules or principles, including changes in GAAP, (e) any other action required by this Agreement or (f) the announcement of any of the transactions contemplated by this Agreement; provided, that any event, occurrence, fact, condition, or change referred to in clauses (a), (b), (c) or (d) will be taken into account in determining whether a Parent Material Adverse Effect has occurred (or reasonably would be expected to occur) only to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Ultimate Parent or Parent compared to other participants in the industry in which they conducts their business.

“Person” shall mean any individual, Entity or Governmental Body.

“Principal Securityholders” shall mean the stockholders of the Company set forth on Appendix 2 attached hereto and such other stockholders of the Company as are necessary to reach the Required Merger Stockholder Votes.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body or authorized private registrar, including all patents, domain names, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Related Documents” means the Agreements of Stockholder, the Agreements of Option Holder, the Agreements of Warrant Holder and any separate non-competition agreements entered into with Per Hellsund and Marty Putnam.

“Representatives” shall mean officers, directors, managers, employees, agents, attorneys, accountants, advisors and representatives.

“Securityholders” shall mean Non-Dissenting Stockholders (other than Ultimate Parent, Parent, Merger Sub, the Company or any direct or indirect Subsidiary of Ultimate Parent, Parent, Merger Sub or the Company) and holders Outstanding Options or Outstanding Warrants immediately prior to the Effective Time.

“Series A Preferred Stock” shall mean the shares of Series A Preferred Stock of the Company, par value $0.0001 per share.

“Series B Preferred Stock” shall mean the shares of Series B Preferred Stock of the Company, par value $0.0001 per share.

“Series C Preferred Stock” shall mean the shares of Series C Preferred Stock of the Company, par value $0.0001 per share.

“Series D Preferred Stock” shall mean the shares of Series D Preferred Stock of the Company, par value $0.0001 per share.

“Specified Representations” shall mean the representations and warranties set forth in Sections 3.1, 3.2(a), (b), (d) and (f), 3.4, 3.19, 3.21, 3.24, 4.1, 4.3, 4.5, 4.6, 4.7, 4.8 and 4.9 of this Agreement.

“Stockholder Expense Fund” shall mean the fund established pursuant to the Stockholder Expense Fund Agreement.

“Stockholder Expense Fund Agent” shall mean U.S. Bank, N.A.

“Stockholder Expense Fund Initial Amount” shall mean $500,000.

“Stockholder Expense Fund Agreement” shall mean the Stockholders’ Agent Expense Escrow Agreement to be entered into between the Stockholders’ Agent and the Stockholder Expense Fund Agent on the Merger Closing Date pursuant to which the Stockholder Expense Fund Initial Amount will be paid from amounts otherwise payable to the Securityholders in accordance with Section 2.5.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax” shall mean all forms of taxation and statutory, governmental, state, principal, local government or municipal impositions, duties, contributions, charges and levies, whenever imposed, and all penalties, charges, surcharges, costs, expenses and interest relating thereto.

“Tax Return” shall mean any return, report, statement, declaration, claim for refund, information return, schedule, notice, notification, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

Pursuant to Item 601(b)(2) of Regulation S-K, the following Exhibits and Schedules have been omitted and will be furnished supplementally to the SEC upon request:

Exhibit B:	Escrow Agreement
Exhibit C:	Joinder and Acknowledgement Agreement
Exhibit D:	First Amendment to Amended and Restated Voting Agreement
Exhibit E:	Certificate of Amendment to Amended and Restated Certificate of Incorporation
Exhibit F:	Agreement of Stockholder
Exhibit G:	Agreement of Option Holder
Exhibit H:	Agreement of Warrant Holder

Appendix 1	Collaboration Services
Appendix 2	Principal Securityholders

Schedule 2.5(b)(ii)	Illustration of Aggregate Merger Consideration Computation and Allocation
Disclosure Schedule